Nord Pacific Limited
("Nord")

and

Nord Australex Nominees (PNG) Limited
("Australex")

and

Simberi Gold Company Limited
("SGC")

and

PGM Ventures Corporation
("PGM")

____________________________

Simberi Mining and Tabar Exploration
Joint Venture Agreement

_____________________________

CONTENTS

1.       Definitions and Interpretation

2.       Mining Joint Venture

3.       Exploration Joint Venture

4.       Nature of Relationship

5.       Joint Venture Property

6.       Tenements

7.       Exploration Management Committee

8.       Mining Management Committee

9.       Voting on Committee

10.     Staffing

11.     Mining Field Manager

12.     Exploration Field Manager

13.     Appointment and Removal of Exploration Field Manager and Mining Field Manager

14.     Appointment and Removal of Operations Manager

15.     General Covenants of the Exploration Field Manager and the Mining Field Manager

16.     Programs and Budgets

17.     Payment of Costs by the Joint Venture Parties

18.     Accounts and Audits

19.     Decision to Mine

20.     Manager's Lien

21.     Default

22.     Cross Charge

23.     Project Loan

24.     Entitlement to Minerals and Production

25.     Information

26.     Confidentiality

27.     Insurance

28.     Assignment and Transfers

29.     Encumbrances

30.     Dispute Resolution

31.     Term and Termination

32.     Force Majeure

33.     General Provisions

Annexure A - Accounting Procedure

Annexure B - Exploration Licence

Annexure C - Mining Lease

Annexure D - Disclosure Regarding Mining Licence Pursuant to Clause 1.4(c)

Annexure E - Disclosure Regarding Exploration Licence Pursuant to Clause 1.5(c)

Annexure F - Mining Earn In Budget

Annexure G - Mining Joint Venture Property

Annexure H - Chargee's Priority Deed

Annexure I - Cross Charge

SIMBERI JOINT VENTURE AGREEMENT
(hereinafter known as the "Agreement")

THIS AGREEMENT is made on the 29th day of November 2002 among the following parties:

1.            NORD PACIFIC LIMITED of 2727 San Pedro NE, Suite 116, Albuquerque, New Mexico 87110 ("Nord") and

2.            NORD AUSTRALEX NOMINEES (PNG) LIMITED of C/- KPMG, 2nd Floor, Mogoru Moto Building, Champion Parade, Port Moresby, Papua New Guinea ("Australex") and

3.            SIMBERI GOLD COMPANY LIMITED of C/- KPMG, 2nd Floor, Mogoru Moto Building, Champion Parade, Port Moresby, Papua New Guinea ("SGC") and

4.            PGM VENTURES CORPORATION of Suite 1003, 60 Yonge Street, Toronto, Ontario M5E 1H5 ("PGM").

RECITALS:

A.           Pursuant to the Letter Agreement, Nord granted PGM an option to acquire certain mining interests in Papua New Guinea on terms set out therein.

B.           Pursuant to the terms of the Letter Agreement, PGM has elected to exercise its option and has acquired a 25% interest in the Mining Lease and has the right to increase that interest to a maximum of 85%, under certain conditions, as set out herein.

C.           The Parties confirm that PGM, in its sole discretion, may at any time assign its interests herein to one or more Related Corporations, whose name and domicile have yet to be determined.

D.           SGC is the registered holder and beneficial owner of the Mining Lease.

E.           Australex is the registered holder and beneficial owner of the Exploration Licence.

F.           Nord and PGM have agreed to form an unincorporated joint venture upon and subject to the succeeding provisions of this Agreement for the Exploration of the Exploration Area, the Exploration and the development of the Mining Area and, if so agreed in the manner provided in this Agreement, for mining of Production in one or both of the Exploration Area and the Mining Area and for the conduct of related activities.

THE PARTIES AGREE in consideration of, amongst other things, the mutual premises set out in this Agreement that:

Part 1

Definitions and Interpretation

1.1         In this Agreement, unless the context otherwise requires:

"Accounting Procedure" means the procedure set out in Annexure A to this Agreement for the accounting of costs and expenses of the Exploration Joint Venture and the Mining Joint Venture.

"Accounts" in relation to the Exploration Joint Venture or the Mining Joint Venture, means all accounts and financial statements and records relating to the payment or receipt of moneys maintained by the Exploration Field Manager and the Mining Field Manager in relation to costs and transactions entered into in the course of Joint Venture Activities.

"Agreement" means this agreement as it may from time to time be amended, varied, supplemented or assigned.

"Cash Call" means an invoice issued either by the Exploration Field Manager or the Mining Field Manager to the Joint Venture Parties for their pro rata share of Costs Participating Interest;

"Costs" means all costs incurred in connection with Joint Venture Activities, accounted for in accordance with the Accounting Procedure or, where not provided for in the Accounting Procedure, in accordance with generally accepted accounting practices in Canada, and Mining Costs and Exploration Costs shall have corresponding meanings for Costs incurred in respect of the Mining Joint Venture and Exploration Joint Venture respectively.

"Cross Charge" means the deed of cross charge executed by the parties on the date of this Agreement in the form of Annexure "I".

"Defaulting Party" has the meaning set out in clause 20.1.

"Development Proposal" has the meaning set out in clause 19.4.

"Encumbrance" has the meaning set out in clause 29.1.

"Expert" means an independent expert appointed under Part 30.

"Exploration" means all activities aimed at the discovery, location and delineation of potentially economic mineralisation and all activities necessary, expedient, conducive or incidental thereto but does not include Feasibility Studies or Mining Operations.

"Exploration Area" means the area enclosed by the external boundaries of the Exploration Licence as at the date of this Agreement and includes all land below the surface of that area and also includes any other area, whether or not contiguous to the area referred to above, which the Parties unanimously agree shall form part of the Exploration Area.

"Exploration Committee" means the committee established under Part 7 in respect of the Exploration Joint Venture.

"Exploration Field Manager" means the field manager appointed from time to time pursuant to clause 12.1 in respect of the Exploration Joint Venture.

"Exploration Information" means all information available to the Parties with respect to the Exploration Area and the activities carried on with respect to the exploration thereof including, but not limited to, all surveys, maps, mosaics, aerial photographs, electromagnetic tapes, sketches, drawings, memoranda, drill cores, logs of such drill cores, geophysical, geological or drill maps, sampling and assay reports, notes, and other relevant information and data.

"Exploration Joint Venture" means the joint venture between the Joint Venture Parties established pursuant to Part 3 of this Agreement.

"Exploration Joint Venture Property" means all property and assets from time to time of the Exploration Joint Venture including:

(a)       the Exploration Licence;

(b)      the Exploration Area;

(c)       Exploration Information;

(d)      all fixtures, machinery, equipment and supplies acquired for the Exploration Joint Venture;

(e)      all Minerals and Production derived by the Exploration Joint Venture prior to being taken in kind by the Joint Venture Parties;

(f)      any other property or rights of any description, whether real or personal, acquired for or developed by the Exploration Joint Venture.

"Exploration Licence" means:

(a)          the exploration licence attached hereto in Annexure B; and

(b)         any other lease, licence, claim, permit or other tenement or authority which confers or may confer on a party a right to prospect, explore for or mine Production in the whole or any part of the Exploration Area or any Mine Development area, or which is ancillary to the conduct of any of those activities, and includes any renewal, reissuance, extension, modification, substitution, variation, amalgamation or subdivision of or for any of the exploration licence and titles referred to in paragraphs (a) or (b) of this definition.

"Feasibility Study" means a study into the technical, commercial and economic feasibility of mining a resource and for the development of all associated infrastructure and, without limiting the generality of the foregoing, containing such other information as the Exploration Committee or the Mining Committee, as applicable, shall require.

"Independent" in reference to a Party, means a person who at the relevant time is not a Related Corporation, employee, shareholder or consultant of a Party and has not so been for a period of at least six months prior to the relevant time;

"Joint Venture Accounts" means the separate bank accounts to be established by the Exploration Field Manager and the Mining Field Manager pursuant to clause 18.2 in respect of each of the Exploration Joint Venture and the Mining Joint Venture.

"Joint Venture Activities" means all activities conducted for the purposes of the Mining Joint Venture or the Exploration Joint Venture as the case may be and under the terms of this Agreement on or after the date hereof.

"Joint Venture Party" means Nord or PGM and includes their successors and permitted assigns and "Joint Venture Parties" means both of them.

"Letter Agreement" means the letter agreement dated 20 September 2002 between PGM and Nord.

"LIBOR" means the rate quoted by a leading bank chosen by the Manager in the London Interbank Euro currency Market at or about 11 am (London time) for 90 day deposits in $US.

"Mine Development" means the location, opening and development of mines and all activities necessary, expedient, conducive or incidental thereto including without limitation pre-stripping and the removal and disposal of over-burden and waste.

"Minerals" means all minerals, or metallic elements, derived from the Mining Area or the Exploration Area, as the case may be, in whatever form or state.

"Mines Department" means the body, department or authority responsible for the administration of the Mining Act.

"Mining Act" means the Mining Act 1992 of Papua New Guinea (as amended) and the regulations thereto.

"Minim" means the area enclosed by the external boundaries of the Mining Lease as at the date of this Agreement and includes all land below the surface of that area and also includes any other area, whether or not contiguous to the area referred to above, which the parties unanimously agree shall form part of the Mining Area.

"Mining Committee" means the committee established under Part 8 in respect of the Mining Joint Venture.

"Mining Earn in Date" means the date set out in clause 2.8(a)(i).

"Mining Field Manager" means the field manager appointed from time to time pursuant to clause 11.1 in respect of the Mining Joint Venture.

"Mining Information" means all information available to the Parties with respect to the Mining Area and Mining Operations including, but not limited to, all surveys, maps, mosaics, aerial photographs, electromagnetic tapes, sketches, drawings, memoranda, drill cores, logs of such drill cores, geophysical, geological or drill maps, sampling and assay reports, notes, and other relevant information and data.

"Mining Joint Venture" means the joint venture between the Joint Venture Parties established pursuant to Part 2 of this Agreement;.

"Mining Joint Venture Property" means all property and assets from time to time of the Joint Venture including:

(a)          the Mining Lease;

(b)         the Mining Area;

(c)          Mining Information;

(d)         all fixtures, machinery, equipment and supplies acquired for the Mining Joint Venture;

(e)          all Minerals and Production derived by the Mining Joint Venture prior to being taken in kind by the Parties;

(f)           the Pikung and Pigiput plantations and the airstrip on the Pikung plantation;

(g)          any other property or rights of any description, whether real or personal, acquired for or developed by the Mining Joint Venture.

"Mining Lease" means:

(a)          the Mining Lease attached hereto in Annexure C; and

(b)         any other lease, licence, claim, permit or other tenement or authority which confers or may confer on a party a right to prospect, explore for or mine Production in the whole or any part of the Mining Area or any Mine Development area, or which is ancillary to the conduct of any of those activities, and includes any renewal, reissuance, extension, modification, substitution, variation, amalgamation or subdivision of or for any of the Mining Lease and titles referred to in paragraphs (a) or (b) of this definition.

"Mining Lease Feasibility Study" means a feasibility study dated 1996 (as amended in 1999) entitled Simberi Oxide Gold Project Feasibility Study, August 1996 prepared by Lycopodium Pty Ltd in respect of the Mining Area, as amended from time to time.

"Mining Operations" means commercial mining operations and all activities necessary, expedient, conducive or incidental thereto, including without limitation:

(a)          Mine Development;

(b)         the weighing, sampling, assaying, mining, extraction, crushing, refining, treatment, transportation, handling, storage, loading and delivery of ore and minerals.

"Minister" means the Minister in the Government of Papua New Guinea responsible for the administration of the Mining Act.

"Operations Manager" means the operations manager appointed under Part 14 of this Agreement.

"Panel" shall have the meaning set out in clause 30.3.

"Party" means each of PGM, Nord, Australex, SGC, and their respective successors and permitted assigns in accordance with this Agreement.

"Participating Interest" in relation to a Joint Venture Party means, the respective proportion, expressed as a percentage, by which that Joint Venture Party, subject to this Agreement:

(a)          is obliged to contribute to Costs in respect of the Exploration Joint Venture or the Mining Joint Venture as the case may be;

(b)         is entitled to receive in kind and to dispose of from its own account Minerals and Production derived from each of the Mining Area or the Exploration Area as the case may be;

(c)          is beneficial owner as a tenant in common of an undivided share of all Exploration Joint Venture Property or Mining Joint Venture Property as the case may be; and

(d)         participates in all other rights and liabilities accruing to or incurred by the Parties in or arising out of this Agreement.

"Production" means all mineral products, or metallic elements, resulting from Mining Operations and any process of refining or treatment, in such form as may exist for the purposes of delivery to each Party and sale.

"Project" is defined in Part 2 of this Agreement.

"Project Loan" means a loan or loans to be obtained severally by the Joint Venture Parties for financing the construction and start up of the Project, for which the Joint Venture Property will constitute the primary security.

"Records" in relation to the Exploration Joint Venture or the Mining Joint Venture means all books, records, invoices, documents and other papers maintained by the Manager in relation to Joint Venture Activities or transactions effected in the course of Joint Venture Activities in respect of such joint venture.

"Related Corporation" has the meaning set out in clause 1.2 hereof.

"Tenements" means the exploration or mining tenements or portions thereof from time to time forming part of the Exploration Joint Venture Property or the Mining Joint Venture Property.

"Work Period" means the period the subject of an approved program and budget.

1.2         For purposes of this Agreement, a corporation shall be deemed to be a Related Corporation with a Party if one of them is the subsidiary of the other or if both are subsidiaries of the same company or if each of them is controlled by the same person or company.  For purposes hereof, a company shall be deemed to be a subsidiary of another company if (a) it is controlled by, (i) that other, or (ii) that other and one or more companies each of which is controlled by that other, or (iii) two or more companies each of which is controlled by that other, or (b) it is a subsidiary of a company that is that other's subsidiary.  Furthermore, for purposes hereof, a company shall be deemed to be controlled by another person or company or by two or more companies if, (a) voting securities of the first-mentioned company carrying more than 50 per cent of the votes for the election of directors are held, otherwise than by way of security only, by or for the benefit of the other person or company or by or for the benefit of the other companies; and (b) the votes carried by such securities are entitled, if exercised, to elect a majority of the board of directors of the first-mentioned company.

1.3         In this Agreement unless the context otherwise requires:

(a)          the singular shall include the plural and vice versa;

(b)         reference to a person includes an individual person and a body corporate and reference to an individual includes a body corporate and vice versa;

(c)          the table of contents and headings to clauses and annexures are for the purpose of more convenient reference only and do not form part of this Agreement or affect its construction or interpretation;

(d)         reference to any statute shall mean that statute as amended, modified or replaced from time to time and includes orders, ordinances, regulations and rules and by-laws made in terms of or pursuant to the relevant legislation;

(e)          reference to a party includes a reference to its successors and assigns in accordance with this Agreement;

(f)           reference to a mining tenement includes a reference to any right or title under the Mining Act authorising the holder thereof to carry out exploration, prospecting or mining in relation to minerals;

(g)          reference to any mining tenement includes a reference to any mining tenement granted in renewal or extension of that tenement or in substitution for that tenement whether in whole or in part;

(h)          reference to any monetary amount is a reference to United States dollars, unless otherwise stated;

(i)           reference to the male gender in this Agreement of any person associated with the Project can also mean the female gender;

(j)           references to any agreement, deed, instrument or other document (including, without limitation, references to this Agreement) include the same as amended, novated, supplemented, varied or replaced from time to time; and

(k)         references to a Party, a Joint Venture Party, the Exploration Field Manager or the Mining Field Manager or to a party to any other agreement, understanding or document include its successors and permitted assigns and (where applicable) legal personal representatives.

1.3     The Parties acknowledge that PGM has earned a 25% Participating Interest in the Mining Lease in accordance with the terms of the Letter Agreement.

1.4         SGC warrants that:

(a)          it is the holder of the Mining Lease;

(b)         the Mining Lease is free from any encumbrances, claims, royalties or interest of others of whatsoever nature of kind, except for the rights of the Government of Papua New Guinea under the Mining Act or under other applicable legislation of Papua New Guinea in force from time to time;

(c)          the Mining Lease is in good standing, full force and effect and SGC has not done or omitted to do any act, matter or thing which would render the Mining Lease liable to be surrendered, cancelled or forfeited, except as disclosed in Annexure D;

(d)         there are no proceedings concerning the Mining Lease or which might jeopardise this Agreement pending or threatened in any court or tribunal;

(e)          SGC has an unfettered right to deal with the Mining Lease in the manner provided for in this Agreement, subject to the consent of the Minister;

(f)           there are no outstanding obligations or liabilities, contingent or otherwise, relating to environmental, mining or other applicable law associated with the Mining Lease or arising out of past exploration, development or mining activities carried out thereon; and

(g)          all information and data concerning the Mining Lease and within the knowledge of SGC and Nord has been disclosed or provided to PGM.

Each of Nord and SGC hereby indemnifies PGM and agrees to keep PGM indemnified from and against all loss, damage, cost and expense suffered or incurred by PGM by reason of any breach of the foregoing warranties specified in this clause 1.4.

1.5         Australex warrants that:

(a)          it is the holder of the Exploration Licence;

(b)         the Exploration Licence is free from any encumbrances, claims, royalties or interest of others of whatsoever nature of kind, except for the rights of the Government of Papua New Guinea under the Mining Act or under other applicable legislation of Papua New Guinea in force from time to time;

(c)          the Exploration Licence is in good standing, full force and effect and Australex has not done or omitted to do any act, matter or thing which would render the Exploration Licence liable to be surrendered, cancelled or forfeited, except as disclosed in Annexure E;

(d)         there are no proceedings concerning the Exploration Licence or which might jeopardize this Agreement pending or threatened in any court or tribunal;

(e)          Australex has an unfettered right to deal with the Exploration Licence in the manner provided for in this Agreement, subject to the consent of the Minister;

(f)           there are no outstanding obligations or liabilities, contingent or otherwise, relating to environmental, mining or other applicable law associated with the Exploration Licence or arising out of past exploration, development or mining activities carried out thereon except that Kina 33,000 is owed under the Mining Act to applicable regulatory authorities in Papua New Guinea in respect of the Exploration Licence; and

(g)          all information and data concerning the Exploration Licence and within the knowledge of Australex or Nord has been disclosed or provided to PGM.

Each of Nord and Australex hereby indemnifies PGM and agrees to keep PGM indemnified from and against all loss, damage, cost and expense suffered or incurred by PGM by reason of any breach of the foregoing warranties specified in this clause 1.5.

Part 2

Mining Joint Venture

2.1         The Parties acknowledge that with effect on and from the date hereof, the Joint Venture Parties have agreed to be associated as joint venturers in an unincorporated joint venture for the purpose of carrying out the Project.  The Project shall comprise all such things as the Mining Committee may consider necessary for the purpose of carrying out Exploration and Mining Operations with respect to mineralisation within the Mining Area including (without limitation):

(a)          constructing one or more open-pit mines within the Mining Area;

(b)         constructing one or more underground mines within the Mining Area;

(c)          constructing plant and facilities for the processing of mineral-bearing ore from the Mining Area into gold metal, gold dore, or other forms of Production, which may or may not contain significant by-product metals such as silver and copper;

(d)         acquiring, constructing or leasing all such plant, facilities and infrastructure as may be necessary for the Mining Operations; and

(e)          performing any other activity necessary, appropriate or incidental to the above.

2.2         To facilitate financial control over all expenditures associated with the Project amongst other things, PGM will appoint an administrative company to administer the activities of the Mining Joint Venture, in particular, without limiting the generality of the foregoing:

(a)          implementing and monitoring budgetary controls and approving the release of funds for the Mining Joint Venture on a monthly basis;

(b)         approving the hire of employees and the retainer of consultants to carry out Joint Venture Activities;

(c)          reviewing and monitoring Mining Costs (including the payment of invoices) in excess of $10,000, until the commencement of construction for Production and Mine Development purposes and $25,000 thereafter;

(d)         overseeing and, if necessary or desirable, assisting with the preparation of accounts for audit purposes;

(e)          reviewing the cost and method of purchase of all equipment, supplies and capital expenditures in excess of $100,000 and recommending the best price and method of purchase for such items.

For its services to the Mining Joint Venture, the said administrative company shall be reimbursed for its direct costs in providing such services and receive initial funding from the Mining Joint Venture of $35,000 plus a sum equal to 10% of all direct costs together with reasonable indirect costs incurred by the administrative company.  In the pre-construction phase of the Project, the said administrative company shall advance the Mining Field Manager one month's normal working capital for the Project.  The bank, or banks, holding funds on behalf of the Mining Joint Venture or Mining Field Manager shall receive written instruction from the Mining Committee or the Mining Field Manager to ensure these requirements are met before any release of funds is made.

2.3         The Mining Joint Venture shall be called the Simberi Mining Joint Venture or such other name as the Parties may from time to time agree.  The Parties shall conduct all business relating to the Mining Joint Venture under the business name "Simberi Mining Company Limited" or its abbreviation "SMC".

2.4         The Parties agree to create a trust, such that all shares of all companies or entities holding a direct interest in the Mining Joint Venture shall be held by an international law firm, or any other such organisation, deemed appropriate by mutual accord of the Joint Venture Parties, acting reasonably.  The said law firm or organisation shall receive monthly statements of accounts from the Mining Field Manager and use same to determine PGM's Participating Interest earned in the Project in accordance with clause 2.6 and otherwise pursuant to this Agreement.  Once PGM has achieved a Participating Interest of 50% or greater in the Project as a result of the earn in provisions of this Agreement in clause 2.6, then the said law firm or organisation will undertake such actions as may be required to reflect PGM's increased beneficial interest and title in the Project, without further reference to the Parties.  The Parties hereby agree to indemnify the said law firm or organisation, the Mining Field Manager and anyone or any entity involved in the provision of monthly statements of account.

2.5         The Participating Interests of the Joint Venture Parties in the Mining Joint Venture as at the date of this Agreement are as follows:

Nord            75%
PGM            25%

2.6         The Participating Interests of the Parties in the Mining Joint Venture shall be subject to variation in accordance with the provisions of this Agreement and specifically as follows:

(a)          PGM and Nord agree that PGM shall earn and Nord shall transfer to PGM, a further undivided 25% Participating Interest in the Mining Joint Venture and the Mining Joint Venture Property once PGM has incurred Costs (the "Mining Costs") of $1,500,000 in respect of the Mining Joint Venture, substantially in accordance with the Budget set out in Annexure F, as such budget may be amended from time to time by the Mining Committee provided that:

i.             the Mining Costs must be incurred on or before May 29, 2004 (the "Mining Earn In Date");

ii.            Costs that are not contained in the budget set out in Annexure F, but that PGM, acting reasonably, determines to be necessary or desirable to further the Exploration or Mining Development of the Mining Area, shall be included in Mining Costs when incurred by PGM;

iii.           PGM shall be responsible for funding Mining Costs to a maximum of $1,500,000;

iv.           in the event by the Mining Earn In Date, PGM has incurred more than $1,000,000 but less than $1,500,000 in Mining Costs, PGM shall be deemed to have earned, and Nord shall transfer, a further Participating Interest in the Mining Joint Venture which is equal to:

[(Dollar amount of Mining Costs incurred by PGM by the Mining Earn In Date/$1,500,000) x 25%] x 100; and

v.            in the event that the Project Loan is drawn down prior to PGM incurring $1,500,000 in Mining Costs PGM shall pay to Nord the difference between $1,500,000 and the amount of Mining Costs incurred up to and including the date of first draw-down under the Project Loan and upon such payment, shall be vested in a 25% Participating Interest.

(b)         in the event that PGM incurs more than $1,500,000 in Mining Costs on or before the Mining Earn In Date, and Nord does not contribute its proportionate share of Mining Costs in excess of $1,500,000, PGM shall earn and Nord shall transfer a further Participating Interest in the Mining Joint Venture on the basis of 0.01% additional Participating Interest in respect of each $2,000 of Mining Costs in excess of $1,500,000 incurred;

(c)          in the event that PGM secures the Project Loan on terms which, in PGM's sole discretion, it deems to be most appropriate for the financial success of the Project, it shall earn and Nord shall transfer a further 1% Participating Interest in the Mining Joint Venture;

(d)         in the event that PGM does not incur at least $1,000,000 of Mining Costs by the Mining Earn In Date, Nord shall have the right to acquire PGM's Participating Interest on payment to PGM of 10% of the Mining Costs incurred by PGM in respect of the Mining Joint Venture by the Mining Earn In Date.

2.7         Notwithstanding anything to the contrary in this Agreement, Nord's Participating Interest in the Mining Joint Venture shall not fall below 15% Participating Interest unless previously agreed in writing by the Joint Venture Parties.  In such event, Nord's 15% Participating Interest shall be non-assessable, and Nord shall have no responsibility to meet Cash Calls in respect of the Mining Joint Venture until the commencement of Production by the Project.  At all times thereafter, such Participating Interest shall be assessable and Nord shall be responsible to contribute to any Cash Calls required by the Mining Joint Venture following the commencement of Production pro rata in accordance with its Participating Interest in the Mining Joint Venture.

Part 3

Exploration Joint Venture

3.1         The Parties acknowledge that with effect on and from the date hereof, the Joint Venture Parties have agreed to be associated as joint venturers in an unincorporated joint venture for the purpose of carrying out the following objects subject to and in accordance with the provisions of this Agreement:

(a)          prospecting and exploring for Minerals in the Exploration Area;

(b)         evaluating the results of the activities conducted under clause 3.1(a);

(c)          if so decided by the parties pursuant to this Agreement, mining, treating, processing and transporting Production in or from each Mining Development Area; and

(d)         the conduct of any related activities (including, without limitation, rehabilitation activities) as the Joint Venture Parties agree.

3.2         To facilitate financial control over all expenditures associated with the Exploration Joint Venture amongst other things, PGM will appoint an administrative company to administer the activities of the Exploration Joint Venture, in particular, without limiting the generality of the foregoing:

(a)          implementing and monitoring budgetary controls and approving the release of funds for the Exploration Joint Venture on a monthly basis;

(b)         approving the hire of employees and the retainer of consultants to carry out Joint Venture Activities;

(c)          reviewing and monitoring Exploration Costs (including the payment of invoices) in excess of $10,000, until the commencement of construction for Production and Mine Development purposes and $25,000 thereafter;

(d)         overseeing and, if necessary or desirable, assisting with the preparation of accounts for audit purposes; and

(e)          reviewing the cost and method of purchase of all equipment, supplies and capital expenditures in excess of $100,000 and recommending the best price and method of purchase for such items.

For its services to the Exploration Joint Venture, the said administrative company shall be reimbursed for its direct costs in providing such services and receive a sum equal to 10% of all direct costs together with reasonable indirect costs incurred by the administrative company.  The said administrative company shall advance the Exploration Field Manager one month's normal working capital for the Exploration Joint Venture until the commencement of Production.  The bank, or banks, holding funds on behalf of the Exploration Joint Venture or Exploration Field Manager shall receive written instruction from the Exploration Committee or the Exploration Field Manager to ensure these requirements are met before any release of funds is made.

3.3         The Exploration Joint Venture shall be called Tabar Exploration Joint Venture or such other name as the Parties may from time to time agree.  The Parties shall conduct all business relating to the Mining Joint Venture under the business name "Tabar Exploration Joint Venture" or its abbreviation "TEJV".

3.4         The Parties agree to create a trust, such that all shares of all companies or entities holding a direct interest in the Exploration Joint Venture shall be held by an international law firm, or any other such organisation, deemed appropriate by mutual accord of the Joint Venture Parties.  The said law firm or organisation shall receive monthly statements of accounts from the Exploration Field Manager and use same to determine PGM's Participating Interest earned in the Project in accordance with clause 3.6 and otherwise pursuant to this Agreement.  Once PGM has achieved a Participating Interest of 50% or greater in the Project as a result of the earn in provisions of this Agreement in clause 3.6, then the said law firm or organisation will undertake such actions as may be required to reflect PGM's increased beneficial interest and title in the Project, without further reference to the Parties.  The Parties hereby agree to indemnify the said law firm or organisation, the Exploration Field Manager and anyone or any entity involved in the provision of monthly statements of account.

3.5         The Participating Interests of the Joint Venture Parties in the Exploration Joint Venture as at the date of this Agreement are as follows:

Nord            99%
PGM              1%

3.6         The Participating Interests of the Parties shall be subject to variation in accordance with the provisions of this Agreement and, in particular, as follows:

(a)          PGM and Nord agree that PGM shall earn and Nord shall transfer to PGM, a further undivided Participating Interest in the Exploration Joint Venture, once PGM has incurred Exploration Costs, totaling $2,000,000 (the "Exploration Earn In Amount"), provided that:

i.             PGM shall have earned at least a 50% Participating Interest in the Mining Joint Venture as follows:

ii.            If PGM incurs at least $1,000,000 in Exploration Costs on Exploration Joint Venture Activities by December 31, 2006 at which time it shall earn and Nord shall transfer a further 24% Participating Interest in the Exploration Joint Venture;

iii.           For each $80,000 of additional Exploration Costs up to a further $1,000,000 that PGM incurs in respect of Exploration Joint Venture Activities on or before December 31, 2006 it shall earn and Nord shall transfer a further 1% Participating Interest in the Exploration Joint Venture up to an additional 25% Participating Interest; and

iv.           At its sole option, PGM may elect to incur Exploration Costs by exploring (1) the deep sulphide resources located within the Mining Area and/or (2) the oxide resources located outside the presently known oxide deposits within the Mining Area, as defined in the Mining Feasibility Study and related resource reports prepared prior to this date that have been previously provided to PGM, and such Costs shall be attributable to the Exploration Earn In Amount required in this clause 3.6.

3.7         Notwithstanding anything to the contrary in this Agreement, Nord's Participating Interest in the Exploration Joint Venture shall not fall below a 15% Participating Interest unless previously agreed in writing by the Joint Venture Parties.  In such event, Nord's Participating Interest shall be non-assessable, and Nord shall have no responsibility to meet Cash Calls in respect of the Exploration Joint Venture until the commencement of any Production in the Exploration Area.  At all times thereafter such Participating Interest shall be assessable and Nord shall be responsible to contribute to any Cash Calls required by the Exploration Joint Venture following the commencement of Production pro rata in accordance with its Participating Interest in the Exploration Joint Venture.

Part 4

Nature of Relationship

4.1         The obligations of the Joint Venture Parties in terms of this Agreement and in relation to Joint Venture Activities, to each other and to third parties shall be several in proportion to their respective Participating Interests in each of the Mining Joint Venture and the Exploration Joint Venture, as applicable, and no joint, nor joint and several.

4.2         Nothing in this Agreement shall make a Party the partner of any other Party nor, except as expressly provided in this Agreement, constitute any Party the agent or legal representative of any other or create any fiduciary relationship between them.  Each Party covenants and agrees with the other to act in good faith at all times.

4.3         No Party shall have any authority to act on behalf of any other Party, except as expressly provided in this Agreement.  Where a Party acts on behalf of any other without authority, such Party shall indemnify the other from any losses, claims, damages and liabilities arising out of any such act.

4.4         A Party shall not engage in or be concerned in any activity upon or with respect to the Tenements except as otherwise provided in this Agreement.

4.5         In addition to any other rights of access conferred on it by this Agreement, each Party shall be entitled at all times, upon giving reasonable notice to the Exploration Field Manager or the Mining Field Manager as the case may be, to access by its employees and agents (at its and their sole cost and risk)

(a)          the Exploration Area and the Mining Area for the purpose of inspecting Joint Venture Activities; and

(b)         the results of Joint Venture Activities.

4.6               The rights conferred by clause 4.5 shall not be exercised in a manner so as to unreasonably interfere with, or otherwise impede or hinder, Joint Venture Activities.

Part 5

Joint Venture Property

5.1         The Joint Venture Parties shall own all Exploration Joint Venture Property and all Mining Joint Venture Property as tenants in common in undivided shares in proportion to their respective Participating Interests in each of the Exploration Joint Venture Property and the Mining Joint Venture Property.

5.2         Each Party shall from time to time at the request of another Party deliver such transfers and other documents as are necessary to record and protect the Participating Interests from time to time of the other Parties in the Tenements and the Exploration Joint Venture Property and the Mining Joint Venture Property.  Until such transfers are effected, a Party holding Exploration Joint Venture Property or Mining Joint Venture Property from time to time shall hold the Joint Venture Property in trust for all Joint Venture Parties proportionately to their then respective Participating Interests in the Exploration Joint Venture Property or the Mining Joint Venture Property, as the case may be.

5.3         During the term of each of the Exploration Joint Venture and the Mining Joint Venture, no Party shall partition any of the Exploration Joint Venture Property or the Mining Joint Venture Property.

5.4         As a result of tax and other considerations including any need to clarify any part of this Agreement, PGM at its sole discretion and cost, may determine it is advantageous to change the nature of the economic entity under which either or both of the Exploration Joint Venture or the Mining Joint Venture are operated or the manner in which either or both of them operate in a manner which results in no material financial disadvantage to any of the Parties.  PGM will then inform Nord of its decision and implement such a change as soon as practicable.  The term "economic entity" as used in this clause shall mean a partnership, a corporation, or any other legal form of ownership or entitlement to earnings and cash flow, wherein assets and operations, may be owned or operated by one or more parties in Papua New Guinea.  PGM's decision to make such a change will be reflected in any and all of the Exploration Joint Venture or the Mining Joint Venture's dealings with relevant third parties as applicable.

5.5         As at the date of this Agreement, the Mining Joint Venture Property is comprised primarily of the property described in Annexure G to this Agreement and the Exploration Joint Venture Property is comprised, primarily, of the Exploration License.

Part 6

Tenements

6.1         The Parties will maintain the Tenements in good standing and in full force and effect and free from liability to forfeiture for the benefit of and on behalf of the Joint Venture Parties as tenants in common in proportion to their respective Participating Interests in the Exploration Joint Venture and shall pay all rents, taxes, rates and other outlays associated with their maintenance.  Those payments shall be Exploration Costs or Mining Costs, as applicable.

6.2         The Parties will not permit any Tenement to be relinquished, otherwise than by unanimous resolution of the Exploration Committee or Mining Committee, or as required by law, or in accordance with this clause.  If the Mining Committee resolves to relinquish any Tenement or any portion of a Tenement belonging to the Mining Joint Venture, the area to be relinquished shall first be offered to the Exploration Joint Venture for application for a Tenement.  If the Exploration Committee resolves to relinquish any Tenement or any portion of a Tenement belonging to the Exploration Joint Venture, the area to be relinquished shall first be offered to the Mining Joint Venture for application for a Tenement.  If the Exploration Joint Venture or the Mining Joint Venture, as the case may be, elects not to acquire the area to be relinquished, then the following provisions shall apply:

(a)          any Joint Venture Party which voted against relinquishment may, within 30 days after the Exploration Committee's or Mining Committee's determination, as the case may be, elect to acquire the area intended to be relinquished ("relevant area");

(b)         if a Joint Venture Party makes an election under paragraph (a), then as soon as practicable thereafter, the Joint Venture Parties shall prepare, execute and lodge all such documents as may be necessary to segregate the relevant area and to transfer that area to the electing Joint Venture Party for no consideration;

(c)          the electing Joint Venture Party shall pay all of the costs incurred by the Joint Venture Parties under paragraph (b);

(d)         upon transfer in favour of the electing Joint Venture Party, the relevant area shall cease to be Exploration Joint Venture Property or Mining Joint Venture Property, as the case may be;

(e)          if there is more than one electing Joint Venture Party under paragraph (a) the electing Joint Venture Parties shall share their entitlements and obligations under this clause in proportion to their respective Participating Interests; and

(f)           if no Joint Venture Party makes an election under paragraph (a), the relevant area may be relinquished.

6.3         The Parties will do all things necessary to extend or renew any Tenements where such Tenements are capable of being extended or renewed.  Unless otherwise resolved by the Exploration Committee or the Mining Committee as applicable, the Parties shall do all things necessary to apply for and obtain the grant of varied or substitute Tenements in respect of any Tenements where such Tenements are capable of being varied or substituted and where the obtaining of varied or substitute Tenements is necessary to maintain the title of the Exploration Joint Venture or the Mining Joint Venture, as the case may be to the ground covered thereby.

6.4         Each Joint Venture Party hereby appoints the Exploration Field Manager its lawful attorney for and on behalf of and in the name of that Party, subject to the approval of the Exploration Committee, to sign all such documents and do all such acts matters and things as may be necessary or expedient to:

(a)          maintain the Tenements relating to the Exploration Joint Venture in good standing;

(b)         make applications for renewal or extension of Tenements relating to the Exploration Joint Venture;

(c)          lodge applications for exemption from expenditure and labour conditions; and

(d)         apply for and obtain varied or substitute Tenements relating to the Exploration Joint Venture.

6.5         Each Joint Venture Party hereby appoints the Mining Field Manager its lawful attorney for and on behalf of and in the name of that Party, subject to the approval of the Mining Committee, to sign all such documents and do all such acts matters and things as may, be necessary or expedient to:

(a)          maintain the Tenements relating to the Mining Joint Venture in good standing;

(b)         make applications for renewal or extension of Tenements relating to the Mining Joint Venture;

(c)          lodge applications for exemption from expenditure and labour conditions; and

(d)         apply for and obtain varied or substitute Tenements relating to the Mining Joint Venture.

6.6         Each Party undertakes that, without limiting any rights expressly available to it under this Agreement, it will not do or attempt or purport to do or commit, cause or suffer to be done anything which may prejudice the validity, subsistence or good standing of the Mining Joint Venture Property, the Exploration Joint Venture Property or any of them.

Part 7

Exploration Management Committee

7.1         The affairs of the Exploration Joint Venture shall be managed and controlled by a management committee (the "Exploration Committee").

7.2         The Exploration Committee shall be authorized to make all decisions on the nature and extent of and the management of Joint Venture Activities in respect of the Exploration Joint Venture including exploration and mining programs within the Exploration Area, varying any decision previously made by the Exploration Committee and varying or vetoing any decision, commitment or other action of the Exploration Field Manager and directing the Exploration Field Manager on the conduct of Joint Venture Activities in respect of the Exploration Joint Venture.  All decisions of the Exploration Committee shall be binding on the Parties.

7.3         The following provisions shall apply to the Exploration Committee:

(a)          the Exploration Committee shall be comprised of two members appointed by each Joint Venture Party;

(b)         each Joint Venture Party attending a meeting of the Exploration Committee shall have one vote, regardless of being represented by one or two members;

(c)          the two Joint Venture Parties hereby appoint for an initial period of three years from November 30th 2002, the following individuals to the Exploration Committee:

PGM: Peter Miller and Norman Brewster
Nord: Mark Welch and Ross Hastings;

(d)         exploration Committee members may only be removed and replaced following the unanimous written consent of both Joint Venture Parties or by the voluntary resignation of the member;

(e)          each Joint Venture Party is entitled to have present at any meeting of the Exploration Committee a reasonable number of advisers;

(f)           each member of the Exploration Committee may elect to have an alternate to act for him.  An alternate shall be deemed to have all the privileges and rights of a member;

(g)          the quorum for each meeting shall be one appointee of each Joint Venture Party, but if any Joint Venture Party fails to attend a duly convened meeting, then the meeting shall be adjourned to the same day, time and place 5 business days later and the Joint Venture Party, or Joint Venture Parties, present and entitled to vote at the adjourned meeting shall constitute a quorum;

(h)          PGM, as the provider of capital, shall have the right until December 31, 2006 to appoint the Chairman of the Exploration Committee from one of its two members, and thereafter the Chairman shall be appointed by the Joint Venture Party that holds the largest Participating Interest in the Exploration Joint Venture.  In the event that more than one Joint Venture Party holds the largest Participating Interest, the role of Chairman shall be rotated among them annually.  If any Chairman is unable to attend a meeting of the Committee, the Party that nominated him shall fill the vacancy;

(i)           in the event of a tied vote causing deadlock on any matter among members of the Exploration Joint Venture Committee, the Chairman shall have a casting vote with which to break the deadlock;

(j)           except where otherwise expressly provided in this Agreement, resolutions of the Exploration Committee may be passed either by majority vote, or alternatively by a tied vote which has been broken by the Chairman's casting vote;

(k)         at all meetings of the Exploration Committee, a member shall act solely as the representative of the Joint Venture Party which appointed him and shall have full power and authority to represent and bind that Joint Venture Party;

(l)           meetings of the Exploration Committee shall be held quarterly although any Joint Venture Party may convene a meeting at any other time by giving 21 days' written notice and stating the matter or matters to be considered;

(m)        meetings of the Committee shall be held at any location the Committee decides at the previous Meeting, but at least two meetings annually will be held within the geographical boundaries of Papua New Guinea.  The first meeting shall be held on, or about, February 20, 2003;

(n)          the cost of each Joint Venture Party's respective advisers attending a meeting of the Exploration Committee shall be borne and be the sole responsibility of that Joint Venture Party, unless agreed otherwise at the previous meeting of the Exploration Committee;

(o)         notice of each meeting of the Exploration Committee shall be given to all members by the Chairman and shall be accompanied by an agenda.  The agenda may be furnished separately by telex or cable or facsimile transmission not less than ten (10) days before the meeting.  Matters not included in the agenda for a meeting shall not be decided at the meeting unless agreed by the Chairman;

(p)         at least 5 days' notice must be given of a meeting to occur by phone or teleconference and at least 21 days' notice must be given of a meeting to occur otherwise than by phone or teleconference.  The period of notice required for any particular meeting may be reduced by agreement of a representative of each Joint Venture Party;

(q)         the Chairman shall prepare full and accurate minutes covering business conducted and decisions reached at meetings of the Exploration Committee and submit them to the Joint Venture Parties for approval not later than 21 days from the date of such meetings.  Each Joint Venture Party shall promptly notify the Chairman and the other Joint Venture Party of any changes that it believes should be made.  A Joint Venture Party that does not give any such notice within 30 days of receipt of the minutes shall be deemed to have approved those minutes.  Following the approval of the minutes, the Chairman shall prepare an appropriate number of original copies, sign them as a true and correct record and forward one copy to each Joint Venture Party;

(r)          any decision on any material matter falling within the jurisdiction of the Exploration Committee made without a meeting and evidenced by writing including telex or facsimile transmission, signed by each Joint Venture Party, or by a member appointed by each Joint Venture Party shall be binding on the Joint Venture Parties; and

(s)          meetings may be held by telephone conference.  A Joint Venture Party which has given prior notice of its intention to participate in a forthcoming meeting by telephone conference and who is available to participate in the meeting by telephone conference shall be deemed to be present at the meeting for the purposes.

Part 8

Mining Management Committee

8.1         The affairs of the Mining Joint Venture and the Exploration Joint Venture shall be managed and controlled by a management committee (the "Mining Committee").

8.2         The Mining Committee shall be authorised to make all decisions on the nature and extent of and the management of Joint Venture Activities in respect of the Mining Joint Venture including exploration and mining programs within the Mining Area, varying any decision previously made by the Mining Committee and varying or vetoing any decision, commitment or other action of the Mining Field Manager and directing the Mining Field Manager on the conduct of Joint Venture Activities in respect of the Mining Joint Venture.  All decisions of the Mining Committee shall be binding on the Parties.

8.3         The following provisions shall apply to the Mining Committee:

(a)          the Mining Committee shall be comprised of two members appointed by each Joint Venture Party;

(b)         each Joint Venture Party attending a meeting of the Mining Committee shall have one vote, regardless of being represented by one or two members;

(c)          the two Joint Venture Parties hereby appoint for an initial period of three years from November 30th 2002, the following individuals to the Mining Committee:

PGM:  Peter Miller and Norman Brewster
Nord:  Mark Welch and Ross Hastings;

(d)         Mining Committee members may only be removed and replaced following the unanimous written consent of both Joint Venture Parties or by the voluntary resignation of the member;

(e)          each Joint Venture Party is entitled to have present at any meeting of the Mining Committee a reasonable number of advisers;

(f)           each member of the Mining Committee may elect to have an alternate to act for him.  An alternate shall be deemed to have all the privileges and rights of a member,

(g)          the quorum for each meeting shall be one appointee of each Joint Venture Party, but if any Joint Venture Party fails to attend a duly convened meeting, then the meeting shall be adjourned to the same day, time and place 5 business days later and the Joint Venture Party, or Joint Venture Parties, present and entitled to vote at the adjourned meeting shall constitute a quorum;

(h)          PGM, as the provider of capital, shall have the right until May 29, 2004 to appoint the Chairman of the Mining Committee from one of its two members, and thereafter, the Chairman shall be appointed by the Joint Venture Party that holds the largest Participating Interest in the Mining Joint Venture.  In the event that more than one Joint Venture Party holds the largest Participating Interest, the role of Chairman shall be rotated among them annually;

(i)           in the event of a tied vote causing deadlock on any matter among members of the Exploration Joint Venture Committee, the Chairman shall have a casting vote with which to break the deadlock;

(j)           except where otherwise expressly provided in this Agreement, resolutions of the Mining Committee may be passed either by majority vote, or alternatively by a tied vote which has been broken by the Chairman's casting vote;

(k)         at all meetings of the Mining Committee, a member shall act solely as the representative of the Joint Venture Party which appointed him and shall have full power and authority to represent and bind that Joint Venture Party;

(l)           meetings of the Committee shall be held quarterly although any Joint Venture Party may convene a meeting at any other time by giving 21 days' written notice and stating the matter or matters to be considered;

(m)        meetings of the Committee shall be held at any location the Committee decides at the previous Meeting, but at least two meetings annually will be held within the geographical boundaries of Papua New Guinea.  The first meeting shall be held on, or about, February 20th 2003;

(n)          the cost of each Joint Venture Party's respective advisers attending a meeting of the Mining Committee shall be borne and be the sole responsibility of that Joint Venture Party, unless agreed otherwise at the previous meeting of the Mining Committee;

(o)         notice of each meeting of the Mining Committee shall be given to all members by the Chairman and shall be accompanied by an agenda.  The agenda may be furnished separately by telex or cable or facsimile transmission not less than ten (10) days before the meeting.  Matters not included in the agenda for a meeting shall not be decided at the meeting unless agreed by the Chairman;

(p)         at least 5 days' notice must be given of a meeting to occur by phone or teleconference and at least 21 days' notice must be given of a meeting to occur otherwise than by phone or teleconference.  The period of notice required for any particular meeting may be reduced by agreement of a representative of each Joint Venture Party;

(q)         the Chairman shall prepare full and accurate minutes covering business conducted and decisions reached at meetings of the Mining Committee and submit them to the Joint Venture Parties for approval not later than 21 days from the date of such meetings.  Each Joint Venture Party shall promptly notify the Chairman and the other Joint Venture Party of any changes that it believes should be made.  A Joint Venture Party that does not give any such notice within 30 days of receipt of the minutes shall be deemed to have approved those minutes.  Following the approval of the minutes, the Chairman shall prepare an appropriate number of original copies, sign them as a true and correct record and forward one copy to each Joint Venture Party;

(r)          any decision on any material matter falling within the jurisdiction of the Mining Committee made without a meeting and evidenced by writing including telex or facsimile transmission, signed by each Joint Venture Party, or by a member appointed by each Joint Venture Party shall be binding on the Joint Venture Parties; and

(s)          meetings may be held by telephone conference.  A Joint Venture Party which has given prior notice of its intention to participate in a forthcoming meeting by telephone conference and who is available to participate in the meeting by telephone conference shall be deemed to be present at the meeting for the purposes.

Part 9

Voting on Committee

9.1         In considering decisions to be taken by the Exploration Committee or the Mining Committee as the case may be, each Joint Venture Party shall always act in a professional manner and in good faith, taking into account the best interests of the Exploration Joint Venture or the Mining Joint Venture, as applicable, and with due regard to good mining industry practices.

9.2         All contracts having a value in excess of $1,000,000 shall be put to tender, unless the Exploration Committee or the Mining Committee, as applicable, resolves otherwise.  Any Joint Venture Party may, within 7 days after close of tenders and the recommendation of the Exploration Field Manager to the Exploration Committee or the Mining Field Manager to the Mining Committee, as applicable, require the applicable Management Committee to put the contract to re-tender or to request tenders from other potential tenderers.

9.3         Duly passed resolutions of the Exploration Committee or the Mining Committee within the scope of its functions shall be contractually binding on each Joint Venture Party as from the time at which those resolutions are passed and the Exploration Field Manager or Mining Field Manager, as applicable, shall be entitled to act on the basis of those resolutions provided that it has received a copy of the relevant minutes or but notwithstanding that the relevant minutes have not been approved by the chairman of the meeting.

Part 10

Staffing

10.1      All persons engaged by the Exploration Joint Venture shall be engaged in the name of the Exploration Field Manager.

10.2      All persons engaged by the Mining Joint Venture shall be engaged in the name of the Mining Field Manager

10.3      For the purposes of this Part, "Key Staff" means those persons employed or engaged as a consultant or similar business in respect of Joint Venture Activities hereof holding the positions of Operations Manager, Senior Geologist, Senior Metallurgist, Metallurgical Manager, Administrative Manager and Mining Manager.

10.4      In the opinion of Nord the following persons are deemed critical to the future success of the Project and will offer their services to the Project by means of direct employment or consultancy, or whatever means are deemed appropriate by the Mining Committee at its first meeting.  Nord undertakes to retain the current remuneration structure for these individuals and to be reimbursed by the Mining Field Manager or PGM until, and including, the date of the first Mining Committee meeting.  The Joint Venture Parties intend that these said critical persons be offered employment positions or consultant contracts within the Mining Joint Venture once commercial operations for the recovery of gold have commenced.  The names and current positions of these critical persons are as follows:

Ross Hastings
Bill Searson
Paul Lahari
Mark Welch

10.5            Initial appointments of Key Staff shall be made by the Mining Committee.

Part 11

Mining Field Manager

11.1      Joint Venture Activities in respect of the Mining Joint Venture shall be undertaken by a field manager (the "Mining Field Manager") which will be a company (to be called Simberi Mining Company Limited or as otherwise agreed by the Joint Venture Parties) initially owned by the Joint Venture Parties in the following proportion:

PGM:  51%
Nord:  49%

In the event PGM earns a Participating Interest greater than 51% in the Mining Joint Venture, its ownership in the Field Manager shall be adjusted to reflect the same percentage ownership as its Participating Interest in the Mining Joint Venture.  In the event that PGM fails to incur sufficient Mining Costs to earn at least a 16% Participating Interest in the Mining Joint Venture pursuant to clause 2.6, each Joint Venture Party's percentage ownership in the Field Manager shall be changed to reflect the Participating Interest held by that Joint Venture Party in the Project from time to time.

11.2      All Joint Venture Activities shall be carried out by the Mining Field Manager, subject to the control and direction of the Mining Committee.  Prior to finalizing these matters and formally appointing the Mining Field Manager, the Committee will be the Mining Field Manager.  Prior to the formation of the Mining Field Manager, PGM agrees to be responsible, and to pay directly, all the financial obligations that would normally be undertaken by the Mining Field Manager.

11.3      All Joint Venture Activities carried out by the Mining Field Manager shall be carried out in the name of the Mining Joint Venture as agent for the Parties.

11.4      The Mining Field Manager is intended to be a non-profit organisation and enter into all transactions only in its capacity as agent for the Joint Venture Parties in proportion to their respective Participating Interests.  All revenues derived from the Project will be paid severally to the Joint Venture Parties in proportion to their Participating Interests into bank accounts nominated by them in the Mining Joint Venture.

11.5      For the purpose of carrying out Joint Venture Activities in respect of the Mining Joint Venture pursuant to approved programs and budgets, the Mining Field Manager shall have and may exercise, subject to the control and direction of the Mining Committee, all of the rights and liberties as would be available to the Mining Field Manager if the Mining Field Manager were carrying out Joint Venture Activities on its own behalf and without limitation may:

(a)          retain, supervise and control consultants, experts, servants, agents and independent contractors;

(b)         acquire materials, supplies, machinery, equipment and services;

(c)          procure special design, technical, accounting, legal and other professional services from outside experts and consultants;

(d)         perform obligations imposed on or with respect to the Tenements;

(e)          pay rates, duties, charges and levies payable on or in connection with Mining Joint Venture Property;

(f)           prepare and file reports or returns required by law on or with respect to Mining Joint Venture Property or Joint Venture Activities;

(g)          disburse funds and make commitments;

(h)          do all things reasonably necessary to comply with relevant legislation and the requirements of relevant authorities, maintain plant and equipment in good working order and condition;

(i)           enter into contracts binding the Exploration Joint Venture;

(j)           represent the Mining Joint Venture before government authorities and courts with respect to all matters concerning the Mining Joint Venture;

(k)         prepare, sign, file and receive any affidavit, certificate, authorization, report or other document concerning the Mining Joint Venture; and

(l)           perform any act necessary or advisable in the Manager's judgment to protect the interests of the Mining Joint Venture without prejudice to the right of each Joint Venture Party to take such steps as it considers necessary to protect its own interest and to be separately represented in any proceedings that relate to or are connected with its Participating Interest, the Mining Lease or the Mining Joint Venture, as the case may be.

11.6      For the purpose of carrying out Joint Venture Activities in respect of the Mining Joint Venture, the Mining Field Manager shall have full access rights to the Mining Joint Venture Property.

11.7      Notwithstanding anything in this Agreement, the authorities and powers granted by the Mining Joint Venture to the Mining Field Manager under this Agreement shall not, in the absence of written instruction from the Mining Committee (which instruction may be of general application or limited to the specific case), authorise or empower the Mining Field Manager on behalf of the Exploration Joint Venture or the Mining Joint Venture to:

(a)          mortgage, pledge or charge any estate or interest in real or personal property;

(b)         purchase, sell or otherwise acquire or dispose of any property of more than $100,000 in value per any one item;

(c)          terminate any material contractual arrangement relevant to Joint Venture Activities entered into by the Mining Joint Venture or by the Mining Field Manager pursuant to this Agreement;

(d)         institute and prosecute legal proceedings relating directly, or indirectly, to Joint Venture Activities in respect of the Mining Joint Venture;

(e)          settle, compromise and release any legal proceedings or suits as relate to Joint Venture Activities in respect of the Mining Joint Venture; or

(f)           establish or maintain in the Mining Field Manager's own name any bank account on behalf of the Mining Joint Venture.

11.8      Each Joint Venture Party shall give to the Mining Field Manager such assistance as the Mining Field Manager may reasonably require in the performance of its duties.

11.9      The Joint Venture Parties shall instruct the Mining Committee to use its best endeavors to:

(a)          incorporate a legal entity to perform as Mining Field Manager under this Part; and

(b)         enter into a management agreement with the Mining Field Manager setting out, without limitation, the terms and conditions of employment of the Mining Field Manager to reflect the role and powers of the Mining Field Manager outlined above and in Parts 11, 13 and 15 of this Agreement.

11.10   In the case of accident or other emergency relating to Mining Joint Venture Property, the Mining Field Manager shall have the right to take any action as in its judgment is necessary for the protection of life or property (including, without limitation, maintenance of the Mining Lease in good standing) and to incur all reasonable costs and expenses in so doing.  The costs and expenses shall constitute Mining Costs.

Part 12

Exploration Field Manager

12.1      Joint Venture Activities in respect of the Exploration Joint Venture shall be undertaken by a field manager (the "Exploration Field Manager") which will be a company (to be called Tabar Exploration Company Limited or as otherwise agreed by the Joint Venture Parties) initially owned by the Joint Venture Parties in the following proportion:

PGM:  51%
Nord:  49%

In the event PGM earns a Participating Interest greater than 50% in the Exploration Joint Venture on or prior to December 31, 2006, its ownership in the Exploration Field Manager shall be adjusted from time to time to reflect the same percentage ownership as in the Exploration Joint Venture.  After December 31, 2006, each Joint Venture Party's percentage ownership in the Field Manager shall be changed to reflect the Participating Interest held by that Joint Venture Party in the Project from time to time.

12.2      All Joint Venture Activities shall be carried out by the Exploration Field Manager, subject to the control and direction of the Exploration Committee.  Prior to finalizing these matters and formally appointing the Field Manager, the Committee will be the Exploration Field Manager.  Prior to the formation of the Field Manager, PGM agrees to be responsible, and to pay directly, all the financial obligations that would normally be undertaken by the Field Manager.

12.3      All Joint Venture Activities carried out by the Exploration Field Manager shall be carried out in the name of the Exploration Joint Venture as agent for the Parties.

12.4      The Exploration Field Manager is intended to be a non-profit organisation and enter into all transactions only in its capacity as agent for the Joint Venture Parties in proportion to their respective Participating Interests.  All revenues derived from the Project will be paid severally to the Joint Venture Parties in proportion to their Participating Interests into bank accounts nominated by them in the Exploration Joint Venture.

12.5      For the purpose of carrying out Joint Venture Activities in respect of the Exploration Joint Venture pursuant to approved programs and budgets, the Exploration Field Manager shall have and may exercise, subject to the control and direction of the Exploration Committee, all of the rights and liberties as would be available to the Exploration Field Manager if the Exploration Field Manager were carrying out Joint Venture Activities on its own behalf and without limitation may:

(a)          retain, supervise and control consultants, experts, servants, agents and independent contractors;

(b)         acquire materials, supplies, machinery, equipment and services;

(c)          procure special design, technical, accounting, legal and other professional services from outside experts and consultants;

(d)         perform obligations imposed on or with respect to the Tenements;

(e)          pay rates, duties, charges and levies payable on or in connection with Exploration Joint Venture Property;

(f)           prepare and file reports or returns required by law on or with respect to Exploration Joint Venture Property or Joint Venture Activities;

(g)          disburse funds and make commitments;

(h)          do all things reasonably necessary to comply with relevant legislation and the requirements of relevant authorities, maintain plant and equipment in good working order and condition;

(i)           enter into contracts binding the Exploration Joint Venture;

(j)           represent the Exploration Joint Venture before government authorities and courts with respect to all matters concerning the Exploration Joint Venture;

(k)         prepare, sign, file and receive any affidavit, certificate, authorization, report or other document concerning the Exploration Joint Venture; and

(l)           perform any act necessary or advisable in the Manager's judgment to protect the interests of the Exploration Joint Venture without prejudice to the right of each Joint Venture Party to take such steps as it considers necessary to protect its own interest and to be separately represented in any proceedings that relate to or are connected with its Participating Interest, the Exploration Licence or the Exploration Joint Venture, as the case may be.

12.6      For the purpose of carrying out Joint Venture Activities in respect of the Exploration Joint Venture, the Exploration Field Manager shall have full access rights to the Exploration Joint Venture Property.

12.7      Notwithstanding anything in this Agreement, the authorities and powers granted by the Exploration Joint Venture to the Exploration Field Manager under this Agreement shall not, in the absence of written instruction from the Exploration Committee (which instruction may be of general application or limited to the specific case), authorise or empower the Exploration Field Manager on behalf of the Exploration Joint Venture or the Mining Joint Venture to:

(a)          mortgage, pledge or charge any estate or interest in real or personal property;

(b)         purchase, sell or otherwise acquire or dispose of any property of more than $100,000 in value per any one item;

(c)          terminate any material contractual arrangement relevant to Joint Venture Activities entered into by the Exploration Joint Venture or by the Exploration Field Manager pursuant to this Agreement;

(d)         institute and prosecute legal proceedings relating directly, or indirectly, to Joint Venture Activities in respect of the Exploration Joint Venture;

(e)           settle, compromise and release any legal proceedings or suits as relate to Joint Venture Activities in respect of the Exploration Joint Venture; or

(f)          establish or maintain in the Exploration Field Manager's own name any bank account on behalf of the Exploration Joint Venture.

12.8      Each Joint Venture Party shall give to the Exploration Field Manager such assistance as the Exploration Field Manager may reasonably require in the performance of its duties.

12.9      The Joint Venture Parties shall instruct the Exploration Committee to use its best endeavors to:

(a)          incorporate a legal entity to perform as Exploration Field Manager under this Part; and

(b)         enter into a management agreement with the Exploration Field Manager setting out, without limitation, the terms and conditions of employment of the Exploration Field Manager to reflect the role and powers of the Exploration Field Manager outlined above and in Parts 12 and 13 of this Agreement.

12.10   In the case of accident or other emergency relating to Exploration Joint Venture Property, the Exploration Field Manager shall have the right to take any action as in its judgment is necessary for the protection of life or property (including, without limitation, maintenance of the Exploration Licence in good standing) and to incur all reasonable costs and expenses in so doing.  The costs and expenses shall constitute Exploration Costs.

Part 13

Appointment and Removal of Exploration Field Manager and Mining Field Manager

13.1      Each of the Exploration Field Manager and the Mining Field Manager shall continue until and shall cease to hold such office upon the occurrence of one of the following events:

(a)          it resigns from the said office, which it may do at any time by giving 90 days' prior notice to each Joint Venture Party;

(b)         an order is made for the winding-up or dissolution without winding-up of the manager (otherwise than for the purposes of reconstruction or amalgamation);

(c)          a receiver, receiver and manager, official manager or like official is appointed over, or a holder of an encumbrance takes possession of, the whole or any substantial part of the undertaking and property of the manager;

(d)         if an order is made or a resolution is passed or other corporate action taken for the voluntary or involuntary winding-up, dissolution or liquidation of the manager or if a petition is filed or other process taken for the winding-up, dissolution or liquidation of the manager by the manager or by any other person which is not being actively contested in good faith by the manager;

(e)          if the manager admits, in writing, its inability to pay any indebtedness, liability or obligation admits in writing that it is insolvent within the meaning of applicable insolvency laws;

(f)           if the manager makes an assignment for the benefit of its creditors or a bulk sale of its property or assets or transfers or otherwise dispose of any of its property with a view to delaying, defeating or hindering creditors; or

(g)          a majority vote of the Exploration Committee or Mining Committee as applicable to remove the manager.

Part 14

Appointment and Removal of Operations Manager

14.1      The Operations Manager shall be a person Independent of the Joint Venture Parties and may only be appointed by the Mining Committee.

14.2      The Operations Manager may be removed at any time by the Mining Committee.

14.3      If the Operations Manager resigns or is removed under the terms of this Part, then a replacement shall be appointed by the Mining Committee.

14.4      Notwithstanding anything in this Agreement, if a vacancy arises in the position of Operations Manager, the Mining Committee shall act as Operations Manager until the Mining Committee appoints an Operations Manager to fill the vacancy.

14.5      In addition to the provisions of Part 14 hereof the Operations Manager shall cease to be Independent of either of either of the Joint Venture Parties the Independent Joint Venture Party shall have the right, at its sole discretion, to give written notice requiring his removal, which shall become effective within 7 days of such notice or such later period as the Independent Joint Venture Party shall specify in the notice.

14.6      Any dispute as to whether the conduct of the Operations Manager is in accordance with the obligations of the Operations Manager under this Agreement, including whether the Operations Manager is Independent of a Joint Venture Party, shall be referred to an Expert for determination.

Part 15

General Covenants of the Exploration Field Manager and the Mining Field Manager

15.1      It shall be a term of the appointment of both the Exploration Field Manager and the Mining Field Manager that each shall be required to execute a covenant in favour of the Exploration Joint Venture or the Mining Joint Venture, as applicable, agreeing to observe, perform, comply with and be bound by, the obligations and limitations on the Exploration Field Manager or the Mining Field Manager set out in Parts 10, 11, 12, 13 and 15 of this Agreement, as applicable.

15.2      The Exploration Field Manager may charge the Joint Venture Parties with all Costs, expenses and liabilities incurred by it in the performance of its duties and obligations under this Agreement (which shall be deemed Exploration Costs).

15.3      The Mining Field Manager may charge the Joint Venture Parties with all Costs, expenses and liabilities incurred by it in the performance of its duties and obligations under this Agreement (which shall be deemed Mining Costs).

15.4      Subject to the control and direction of the Exploration Committee in the case of the Exploration Field Manager and the Mining Committee in the case of the Mining Field Manager, such manager shall manage and conduct all Joint Venture Activities with the skill, diligence and care normally exercised by qualified persons in the performance of comparable work and in accordance with accepted industry methods and practices.

15.5      Each of the Exploration Field Manager and the Mining Field Manager shall:

(a)          promptly carry out all instructions and directions of the committee applicable to it and shall be subject to the control and direction of such committee;

(b)         keep separate, correct Accounts and accurate Records for the Exploration Joint Venture or the Mining Joint Venture as applicable.  The Accounts and Records so maintained shall fully and fairly explain all material Joint Venture Activities and Costs and transactions effected in the course of Joint Venture Activities;

(c)          shall adopt the Accounting Procedure in relation to the keeping of all Accounts and Records;

(d)         shall comply with all laws and lawful regulations applicable to any Joint Venture Activities carried out; and

(e)          shall not enter into any contract with a Related Corporation of any Party or with any other party which is not at arm's length without the prior unanimous consent of the Exploration Committee or the Mining Committee after full disclosure thereto of the terms of the contract, the nature of the relationship, and any quotations or tenders obtained from third parties for the same work.  Every contract or sub-contract entered into by a manager for the purposes of the Joint Venture Activities, which is not entered into on an arm's length basis shall be on terms and conditions the equivalent of those which might reasonably have been expected to be available to the manager from an arm's length contractor or sub-contractor.

15.6      Any dispute as to whether the conduct of the Exploration Field Manager or the Mining Field Manager is in accordance with the obligations of the manager under this Agreement shall be referred to an Expert for determination.

Part 16

Program and Budgets

16.1      The Exploration Field Manager and the Mining Field Manager shall carry out all Joint Venture Activities in accordance with programs and budgets approved by the management committee applicable to it.  Each program and each budget shall be for a Work Period of 12 calendar months commencing 1 January, except for the first Work Period, which shall commence on the date of this Agreement and continue until 31st December 2003.

16.2      Neither the Field Manager nor the Mining Field Manager shall be entitled to exceed an approved budget for an item of work itemized within the budget by more than 10% without the approval of the management committee applicable to it, except in the case of emergency expenditure involving any actual or reasonably apprehended substantial damage to Exploration Joint Venture Property, Mining Joint Venture Property or injury or loss of life.

16.3      Each of the Exploration Field Manager and the Mining Field Manager shall prepare programs and budgets for Joint Venture Activities in respect of forthcoming Work Periods and shall submit each program and budget to the management committee applicable to it at least 60 days prior to the first day of the relevant Work Period.

16.4      A program and budget submitted by the Exploration Field Manager or the Mining Field Manager shall include:

(a)          a reasonable description of the Joint Venture Activities proposed to be undertaken during the relevant Work Period including:

i.             the nature and extent of construction and capital works;

ii.            the nature and extent of operations;

iii.           anticipated Production levels;

iv.           details of major contracts or commitments to be entered into;

v.            a description of personnel to be engaged by the Exploration Joint Venture or the Mining Joint Venture as the case may be;

vi.           the nature and extent of insurance;

vii.         the nature and extent of on-site and off-site administration.

(b)         an itemized budget of Costs to be incurred and a schedule of projected working capital requirements.

16.5      The Exploration Committee or the Mining Committee, as applicable, shall meet to consider and approve programs and budgets prepared by the applicable manager at least 45 days prior to commencement of the relevant Work Period.  If any member of the Exploration Committee or the Mining Committee, as applicable disapproves of the program and budget, then the Joint Venture Parties shall promptly confer to reconcile their differences and to arrive at a mutually acceptable program and budget.

16.6      If the Joint Venture Parties have not reached agreement within 30 days after the date of submission by the Exploration Field Manager or the Mining Field Manager of the program and budget, then the matter shall be put to the vote of the applicable committee.  If the program and budget submitted by the manager is not approved by the applicable committee, then the manager shall reconsider the proposed program and budget having due regard to the reasonable concerns of the Joint Venture Parties and shall resubmit a proposed program and budget, with or without modification.  Approval of the resubmitted program and budget shall be by majority vote.

16.7      An approved program and budget shall be binding upon the Joint Venture Parties and on the Exploration Field Manager or Mining Field Manager as applicable.

16.8      A program and budget may be revised from time to time by the Exploration Committee or the Mining Committee as applicable, in accordance with the procedures described above.

16.9      A copy of each approved program and budget and each revision shall be furnished promptly to each Joint Venture Party.

Part 17

Payment of Costs by the Joint Venture Parties

17.1      The Exploration Joint Venture will be operated on a quarterly basis, whereby every three months any revenues exceeding working capital and capital cost commitments, loan servicing and loan repayments shall be distributed to the Joint Venture Parties on a pro rata basis reflecting each Joint Venture Party's Participating Interest in the Exploration Joint Venture.

17.2      The Mining Joint Venture will be operated on a quarterly basis, whereby every three months any revenues exceeding working capital and capital cost commitments, loan servicing and loan repayments shall be distributed to the Joint Venture Parties on a pro rata basis reflecting each Joint Venture Party's Participating Interest in the Mining Joint Venture.

17.3      The three monthly periods shall end on March 31, June 30, September 30 and December 31 of each year.  Each of the Exploration Field Manager and the Mining Field Manager shall instruct the bank to make the appropriate distribution of funds to the Joint Venture Parties within 21 calendar days of the end of each three monthly period, unless otherwise instructed by the Exploration Committee or the Mining Committee, as applicable.

17.4      All funds required for Project construction in the form of project finance, bank loans, each Joint Venture Party's equity or loans must be in place, or irrevocably pledged in a form acceptable to the Mining Committee, prior to the date on which Project construction commences.

17.5      Once the sole funding by PGM under clause 2.6 has been completed, the Mining Field Manager may issue a Cash Call to the Mining Joint Venture Parties for Costs incurred or to be incurred, which shall be for a share of such Costs as is equal to each Joint Venture Party's respective Participating Interest in the Mining Joint Venture.

17.6      Once the sole funding by PGM under clause 3.7 has been completed, the Exploration Field Manager may issue a Cash Call to the Exploration Joint Venture Parties for Costs incurred or to be incurred, which shall be for a share of such Costs as is equal to each Exploration Joint Venture Party's respective Participating Interest in the Exploration Joint Venture.

17.7      Except to the extent that the Cash Calls are to be paid out of funds available under a Project Loan, each Party shall pay all Cash Calls issued to it within 21 days after receipt; all Cash Calls shall be paid directly into the Joint Venture Account.

17.8      A Party that does not duly and punctually pay a Cash Call issued by the Manager under this Part on the due date for payment, shall pay to the Mining Joint Venture interest thereon at a rate of interest per annum of 2% above LIBOR from time to time.  Interest shall be calculated daily and shall be payable on demand.

17.9      The Mining Field Manager shall adjust Cash Calls to the Joint Venture Parties for Costs already incurred to show advances previously received from each Joint Venture Party in relation to such Costs.

17.10   All Cash Calls shall be denominated and payable in United States dollars or such other currency as mutually agreed between the Joint Venture Parties.  Where appropriate to save on conversion costs, the Mining Field Manager may issue Cash Calls in tranches in different currencies.

17.11   A Joint Venture Party may elect not to contribute or to partially contribute to an approved program and budget by giving notice at the Exploration Committee meeting or Mining Committee meeting where such program and budget is approved.  Its Participating Interest in the Exploration Joint Venture or the Mining Joint Venture will then be diluted and calculated from time to time in accordance with the following formula:

Non-contributing Party's aggregate Exploration Costs or Mining Costs as applicable
Participating Interest =	______________________________ x 100%
Total Exploration Joint Venture Costs

For the purpose of this clause 17.11, Nord shall be deemed to have made contributions to Costs equal to those contributed by PGM pursuant to clause 2.6 in the case of the Mining Joint Venture and 3.7 in the case of the Exploration Joint Venture.

Part 18

Accounts and Audits

18.1      All funds contributed by the Joint Venture Parties to the Exploration Field Manager or the Mining Field Manager which are not immediately required shall be invested by such manager separately in the name of each of the Exploration Joint Venture or the Mining Joint Venture in such manner as the Exploration Committee or Mining Committee, as applicable, may determine.  All interest accruing on such funds shall be deemed to be Cash Calls paid by the Joint Venture Parties in proportion to their respective Participating Interests.

18.2      Each of the Exploration Field Manager and the Mining Field Manager shall establish separate Joint Venture Accounts in respect of the Exploration Joint Venture and the Mining Joint Venture as separate bank accounts through which all funds contributed by the Joint Venture Parties pursuant to the provisions of this Agreement are deposited pending disbursement or investment in Joint Venture Activities.

18.3      Any Joint Venture Party may, not more than once in any calendar year and on reasonable notice in writing to the other party, conduct an audit at its own expense of the Accounts and Records of the Exploration Joint Venture or the Mining Joint Venture by a qualified company auditor.  The Joint Venture Parties must procure the Exploration Field Manager or Mining field Manager, as applicable, to make available, and such manager shall make available, to the auditor the Accounts and Records of the Exploration Joint Venture or the Mining Joint Venture, as applicable, for the purposes of the audit.

18.4      Whenever either the Exploration Field Manager or the Mining Field Manager forwards Cash Calls to the Joint Venture Parties, such manager shall forward with each Cash Call:

(a)          an itemized statement of the Costs or estimated Costs (as applicable) which are the subject of that Cash Call;

(b)         accounts of the Exploration Joint Venture or the Mining Joint Venture, as applicable, for the one month period ended at the end of the previous month; and

(c)          true and correct accounts of the Exploration Joint Venture or the Mining Joint Venture, as applicable, for the one month period ended at the end of 2 months before.

Statements issued by the Exploration Field Manager and the Mining Field Manager shall include all charges and credits (or estimated charges and credits) to each of the Exploration Joint Venture and the Mining Joint Venture summarised by classifications showing the nature of the expenditure and a statement of the application of the previous cash call.  Unusual charges and credits shall be separately identified and described in detail.  Statements shall take account of any adjustments resulting from physical inventory of Exploration Joint Venture Property or the Mining Joint Venture Property, as applicable, under the Accounting Procedure.

18.5      In the absence of fraud or manifest error all statements rendered to the Joint Venture Parties by the Exploration Field Manager or the Mining Field Manager shall be presumed to be true and correct after 24 months following the end of the relevant year, unless within the 24 month period a Joint Venture Party takes written exception to them and makes claim on the manager for adjustment.  Failure by a Joint Venture Party to claim for adjustment within such period shall establish the correctness thereof and preclude the filing of exceptions or making of claims for adjustment.  The provisions of this clause shall not prevent adjustments resulting from physical inventory of Exploration Joint Venture Property or Mining Joint Venture Property, as the case may be, as provided for in the Accounting Procedure.

18.6      Any dispute as to the calculation of Costs or as to any accounting matter or as to the Accounts and Records of the Exploration Joint Venture or the Mining Joint Venture shall be referred to the Expert.

Part 19

Decision to Mine

19.1      The development of any Mineral resource discovered through the conduct of Joint Venture Activities and the Production thereof in or from the Exploration Area or the Mining Area and all related mining, processing, treatment and transportation shall be undertaken only in the manner and according to the procedures set out in this Part 19.

19.2      If a Mineral resource is discovered within the Exploration Area through Joint Venture Activities and any Joint Venture Party considers that resource to be capable of economic exploitation, that Party may request the Exploration Committee to direct the Exploration Field Manager to prepare for consideration by the Exploration Committee a study ("Feasibility Study") into the technical, commercial and economic feasibility of mining that resource and for the development of all associated infrastructure and, without limiting the generality of the foregoing, containing such other information as the Exploration Committee shall require.

19.3      If a Mineral resource is discovered within the Mining Area through Joint Venture Activities and any Joint Venture Party considers that resource to be capable of economic exploitation, that Party may request the Mining Committee to direct the Mining Field Manager to prepare for consideration by the Mining Committee a Feasibility Study into the technical, commercial and economic feasibility of mining that resource and for the development of all associated infrastructure and, without limiting the generality of the foregoing, containing such other information as the Mining Committee shall require.

19.4      Any Joint Venture Party may submit to the Exploration Committee or the Mining Committee at any time a proposal for mining and production part of the Exploration Area or the Mining Area based on a Feasibility Study prepared pursuant to clause 19.2 or 19.3 as applicable (a "Development Proposal").  The Joint Venture Parties shall ensure that the applicable committee meets to consider and vote upon any Development Proposal within three months of its submission.

19.5      The parties agree that if a Development Proposal is approved in accordance with clause 19.4 in respect of the Exploration Licence, they will forthwith apply to convert the Exploration Licence to a mining lease in accordance with the Mining Act.

Part 20

Default

20.1      If a Joint Venture Party defaults in the payment of any Cash Call made by either the Exploration Field Manager or the Mining Field Manager and which becomes due or payable by that Joint Venture Party under the terms of this Agreement, then the following provisions shall apply:

(a)          any other Joint Venture Party or any field manager may give written notice to that Joint Venture Party requiring the default to be remedied;

(b)         if the default is not remedied within 30 days after notice under paragraph (a), the Joint Venture Party on whom the notice was served shall be a Defaulting Party for the purposes of this Agreement;

(c)          if a Joint Venture Party becomes a Defaulting Party, the Exploration Field Manager or the Mining Field Manager, as applicable may exercise the Manager's Lien under this Agreement;

(d)         if a Joint Venture Party becomes a Defaulting Party, the other Joint Venture Parties or any of them may contribute the amount of the Cash Call in respect of which the Defaulting Party is in default.  The amount so contributed shall be treated as a loan to the Defaulting Party, bearing interest at a rate equal to LIBOR plus 5%.  Interest shall be calculated daily and shall be payable on demand; and

(e)          if a Joint Venture Party remains a Defaulting Party for a period of 30 days, the other Joint Venture Parties may exercise their rights under the Cross Charge or enforce the provisions of clause 17.11 as it may elect on written notice to the applicable Manager.

20.2      The provisions of this Part are without prejudice to the operation of the Cross Charge, and without prejudice to any other rights or remedies available to the Joint Venture Parties.

20.3      All payments made by a Defaulting Party on account of its defaulted Cash Call and all moneys derived from the exercise of remedies under the Manager's Lien or the Cross Charge shall be applied as follows:

(a)          first, if any other Joint Venture Party has contributed the amount of the defaulted Cash Call, repayment to that Joint Venture Party of the amount so contributed and interest thereon as provided in this Part;

(b)         second, if paragraph (a) does not apply, payment into the Joint Venture Account of an amount equal to the defaulted Cash Call and interest thereon in accordance with this Agreement; and

(c)          third, the balance to the Defaulting Party.

20.4      If a Joint Venture Party defaults in the due observance or performance of any covenant, condition or provision contained in this Agreement other than the payment of Cash Calls, then the following provisions shall apply:

(a)          any other Joint Venture Party or any manager may give written notice to that Joint Venture Party specifying the default and demanding the same to be remedied;

(b)         the Joint Venture Party on whom notice has served under paragraph (a) shall have 14 days after notice to remedy the default.  In the case of a default not capable of remedy, the default shall be deemed to have been remedied if the Joint Venture Party receiving notice agrees in writing to pay to the other Joint Venture Parties adequate monetary compensation for the default, the amount of such compensation to be agreed between the Joint Venture Parties or, failing agreement within 14 days, determined by an Expert and payable within 14 days after determination; and

(c)          if the default is not remedied within 14 days, after notice under paragraph (a) the Joint Venture Party on whom the notice was served shall be a non-complying Joint Venture Party for the purposes of this Agreement.

20.5      In addition to remedies provided under this Agreement any Joint Venture Party may institute proceedings against a Defaulting Party or a non-complying Joint Venture Party to enforce performance of any of the provisions of this Agreement.

20.6      A Defaulting Party shall not, while default continues, be entitled to vote at any meeting of the Exploration Committee or Management Committee but shall be entitled to all reports, notices and information as if it were a non-defaulting Party and shall retain the right to refer matters in dispute to an Expert as provided under this Agreement.

Part 21

Manager's Lien

21.1      Each Joint Venture Party hereby grants a lien over and charges its right, title and interest in all Minerals and Production in favour of the Exploration Field Manager and the Mining Field Manager jointly (the "Manager's Lien"), to secure the payment by that Joint Venture Party of all Cash Calls payable by that Joint Venture Party under the terms of this Agreement.

21.2      The Manager's Lien shall be without prejudice to any other rights and in addition to and not in substitution for any rights or remedies which the Exploration Field Manager, the Mining Field Manager or the Joint Venture Parties may have under this Agreement with respect to the non-payment of Cash Calls by a Joint Venture Party.

21.3      The Exploration Field Manager or the Mining Field Manager, as applicable may enforce the Manager's Lien against any Defaulting Party in relation to all amounts that are payable from time to time by the Defaulting Party to the Exploration Joint Venture or the Mining Joint Venture under the terms of this Agreement ("the default amount").

21.4      The Exploration Field Manager or the Mining Field Manager, as applicable may enforce the Manager's Lien in the following manner or in any other manner now, or hereafter permitted under this Agreement or by law:

(a)          the manager shall notify the Defaulting Party in writing that it intends to enforce the Manager's Lien;

(b)         if within 14 days after delivery of the notice the Defaulting Party has not paid to the manager the whole of the default amount the manager may withhold delivery of the Defaulting Party's share of Minerals or Production and store it in the Mining Area or remove it to any other location, at its discretion, until the Defaulting Party pays to the manager the whole of the default amount and all costs and expenses associated with removal and storage of the Defaulting Party's share of Minerals or Production; and

(c)          if the default amount and all costs and expenses associated with removal and storage of the Defaulting Party's share of Minerals or Production remain unpaid for a period of 45 days after the delivery of the notice, the manager shall be entitled to sell and retain the proceeds of sale from so much of the Minerals or Production held by the Field Manager to the account of the Defaulting Party as may be necessary to satisfy in full the default amount and all such accrued costs and expenses.

Part 22

Cross Charge

22.1      For the purpose of better securing payment of the amounts required to be paid by each Party under this Agreement, each of the Joint Venture Parties must, within 14 days of the date hereof, execute a Cross Charge or Cross Charges creating in favour of each other Joint Venture Party a charge upon such Party's interest in the Exploration Joint Venture Property and the Mining Joint Venture Property, such Cross Charges to be in such a form as all Parties, acting reasonably agree.

22.2      Each Joint Venture Party shall obtain all necessary consents and approvals in relation to the Cross Charge and shall duly register the same, or shall file or record such other notices or documents relating thereto in Papua New Guinea and in each other jurisdiction where such registration, filing or recordation may be required to perfect the security created thereby and to protect fully the rights of the charges thereunder.

22.3      Notwithstanding anything in this Agreement or the Cross Charge or Cross Charges to the contrary, each Joint Venture Party shall, if required as a condition of any Project Loan obtained in accordance with this Agreement, postpone, subordinate, rank for priority or take such other steps with respect to the Cross Charge as may be necessary to satisfy the conditions of such Project Loan.

Part 23

Project Loan and Related

23.1      PGM shall have sole right to negotiate and procure the Project Loan on behalf of both Mining Joint Venture Parties (over and above any equity the Joint Venture Parties may be required to contribute by a lender) necessary to carry out the Project.  For greater certainty, each Joint Venture Party shall be responsible for the repayment of any such Project Loan pro rata in accordance with its Percentage Interest in the Mining Joint Venture.  To assist in the procurement of suitable project finance and/or bank loans, PGM shall have the right, at its sole discretion, to pledge, mortgage or charge 100% of the assets of the Mining Joint Venture, including Tenements and further including, but not limited to, all the issued shares of the companies holding a direct interest in the Mining Joint Venture.

23.2      The term Project Loan shall include project finance, bank loans, or any other instrument of debt, which may be negotiated by PGM.

23.3      If PGM is unable to procure availability of funds under project finance, a bank loan, or otherwise, for the benefit of both Parties, then:

(a)          it shall provide notice of same to the Mining Committee;

(b)         either Joint Venture Party may provide funding for the Project at an interest rate equal to its cost of funds (on the basis that the funds are obtained from a reputable bank or finance house) plus 3%;

(c)          the Joint Venture Parties shall provide such security and other documents as the lender party may require;

(d)         the funding so provided shall be a Project Loan for the purposes of this Agreement;

(e)          any dispute as to the application of this clause shall be referred to the Expert; and

(f)           in the event that Nord procures the Project Loan it shall have the right to restore its equity interest in the Mining Joint Venture and the Mining Joint Venture to 51% by paying to PGM the sum of all Mining Costs incurred by PGM in the Project to the date that Nord's equity interest in the Mining Joint Venture is so restored.

23.4      If the Joint Venture Parties are unable to procure the availability of funds under a Project Loan and neither party provides funding under clause 19.2 then the Parties shall pay their respective shares of the Costs.  However, the Parties shall continue to cooperate with a view to procuring a Project Loan and Joint Venture Party will use its best endeavours to procure a Project Loan.

23.5      Notwithstanding anything to the contrary in this Agreement, the Parties acknowledge that the proceeds from all Joint Venture Activities shall be applied as follows:

(a)          firstly, to pay outstanding amounts of principal and interest on the Project Loan;

(b)         secondly, to refund all capital contributions of the Joint Venture Parties hereunder in the pre-construction, development and Production phases of either the Mining Joint Venture or the Exploration Joint Venture as the case may be, pro rata in accordance with each Joint Venture Party's respective Participating Interest; and

(c)          thirdly, to distribute any proceeds among the Joint Venture Parties pro rata in accordance with their applicable Participating Interest, provided that at least 10% of cash available shall be so distributed after debt repayment, compliance with Project Loan requirements and covenants and all operating costs have been paid.

Part 24

Entitlement to Minerals and Production

24.1      Save as otherwise provided in this Agreement, each Joint Venture Party shall own and be entitled to, and shall take and sell and otherwise dispose of its Participating interest in all Production, separately in kind.

24.2      Until such time as the Project Loan is repaid in full, the Mining Field Manager shall be responsible, as agent for the Parties severally, for all sales of Production, both on a 'sport' or 'futures' basis.

24.3      From the time the Project Loan is repaid in full, each Joint Venture Party shall have the right to instruct the Mining Field Manager on the precise means and timing in which it wishes its share of Production to be sold.

24.4      In the event, the Mining Field Manager does not receive timely instructions on the sale of any Joint Venture Party's share of Production, then the Mining Field Manager shall sell the said Production as agent for that Joint Venture Party on commercially available terms.

24.5      All revenues from the sales of Production shall be credited by the Mining Field Manager to the nominated bank account of the Joint Venture Party making the said sales.  The purpose of this clause is to allow each Joint Venture Party the opportunity to improve on the precious metal prices it might otherwise receive.

Part 25

Information

25.1      Each Joint Venture Party shall be entitled to receive full details of all Exploration Information and Mining Information derived by the Exploration Field Manager and the Mining Field Manager in the course of Joint Venture Activities in which such Joint Venture Party has a Participating Interest.

25.2      Within 21 days after the end of each month, the Exploration Field Manager or the Mining Field Manager, as applicable shall forward to each Joint Venture Party a report in respect of the month containing:

(a)          a description of the Exploration, Mining Operations and other Joint Venture Activities carried out including a report on the progress of any construction or capital works;

(b)         copies of any relevant Exploration Information or Mining Information derived from Mining Operations as applicable;

(c)          detailed accounts for the previous month;

(d)         a comparison of Costs incurred with budget estimates and comments on any significant variations;

(e)          a summary of Production details;

(f)           a comparison of Production levels with budget forecasts and comments on any significant variations;

(g)          a detailed forecast of performance and expenditure for Exploration and Mining Operations, as applicable for the month following the month in which the report is given.

25.3      Each of the Exploration Field Manager and Mining Field Manager shall promptly:

(a)          provide to the applicable management committee such other reports and information on Joint Venture Activities and matters affecting the Exploration Joint Venture and the Mining Joint Venture as the applicable management committee may from time to time require;

(b)         upon becoming aware of the same, forward to each Joint Venture Party any Exploration Information or Mining Information of importance concerning Joint Venture Activities in which such Joint Venture Party has a Participating Interest;

(c)          advise each Joint Venture Party in writing and provide full details of:

i.             the results of any audit conducted of Accounts and Records of the Exploration Joint Venture or the Mining Joint Venture in which such Joint Venture Party holds a Participating Interest;

ii.            the service of any legal process or of any notice or other document claiming any material liability of the Exploration Joint Venture, the Mining Joint Venture, the Exploration Field Manager or the Mining Field Manager of which it becomes aware;

iii.           any material notice or communication to or from any Governmental authorities;

iv.           any material default by the Exploration Joint Venture or the Mining Joint Venture of any agreement to which the it is bound;

v.            any matter which may cause loss to the Exploration Joint Venture or the Mining Joint Venture;

(d)         provide to the Joint Venture Parties full rights of access to and inspection of all Exploration Information and Mining Information under the control of such manager during working hours and on reasonable notice to such manager; and

(e)          furnish each Joint Venture Party with a copy of every report submitted to a government agency.  The Field Manager shall within the prescribed time limits under the Mining Act, make all reports required under the Mining Act or under the titles to the Tenements.

25.4      Each Party may at its own cost and risk at all reasonable times and on reasonable notice to the Exploration Field Manager or Mining Field Manager, as applicable, enter the Tenements by its servants or agents to inspect all Joint Venture Activities being carried out thereon.

25.5      All reports and information required to be provided to any Joint Venture Party under this Agreement shall be provided concurrently to all other Joint Venture Parties.

Part 26

Confidentiality

26.1      Each Joint Venture Party, the Exploration Field Manager and the Mining Field Manager shall keep confidential all information including but not limited to Exploration Information or Mining Information relating to Joint Venture Activities and not in the public domain, during the term of the Exploration Joint Venture and the Mining Joint Venture respectively, and for a period of 2 years thereafter.  The information will not be disclosed by a Party (other than that required by any relevant government or regulatory bodies regulating the parties) or a manager without the written consent of the other Joint Venture Parties.  The consent shall be given or denied promptly but shall not be unreasonably withheld.  The information may be furnished without consent:

(a)          by a Party to a Related Corporation;

(b)         by a Party or manager to any State or Federal Government having lawful jurisdiction over that person;

(c)          by a Party to the public, government and any stock exchange on which shares or other securities of the Party or a Related Corporation are listed when they may reasonably be said to be required by regulations of that stock exchange provided that the Parties shall use their best endeavours to agree on the wording of any statement or announcement to the stock exchange;

(d)         by a Joint Venture Party to persons during bona fide negotiations for the purchase of that Joint Venture Party's Participating Interest, or its shares or the shares of its holding company;

(e)          by a Party to financial and lending institutions or other third parties for the purpose of acquiring finance;

(f)           by a manager to independent consultants and contractors whose duties in relation to the Joint Venture reasonably require such disclosure; and

(g)          by a Party to independent accountants or legal counsel engaged by that Party to give advice on matters relating to this Agreement.

The disclosing person under paragraphs (a), (d) and (e) shall, before disclosure, ensure that the recipient agrees by execution of a binding document to keep the information confidential at least to the same degree as provided in this Part.  Notice will be given to the Parties of the proposed disclosure of information to the persons listed in paragraphs (b) and (c), and of the disclosure of information to persons referred to in paragraphs (d) and (e) after the sale has been made or the finance acquired.  With regard to disclosures under paragraph (b), the disclosing person will use all reasonable efforts to obtain agreement from the particular government or governmental agency to keep the disclosed information confidential and notice will be given to the other Parties prior to disclosure of such information.  The Parties and the Manager will endeavour to limit the amount of information disclosed to persons under paragraphs (b), (c), (d), (c) and (f) to the extent reasonably required to accomplish the desired purpose.

26.2      Except as permitted under clause 26.1, no announcement relating to Joint Venture Activities or to any other matter relating to the Exploration Joint Venture or the Mining Joint Venture shall be made by a Party or by a manager except with the approval of the other Parties.  Approval shall not be unreasonably withheld and shall be deemed to have been given unless notice of non-approval is given within 24 hours after notice of the proposed announcement.

26.3      The provisions of this part 26 shall:

(a)          survive and continue to bind the Parties, following termination of this Agreement; and

(b)         survive and continue to bind a Party and the Exploration Field Manager, the Mining Field Manager and the Operations Manager notwithstanding that it has ceased to be a party or a manager, as the case may be.

26.4      The undertakings and agreements contained in this Agreement shall be in addition to and shall in no way derogate from the obligations of the parties and the managers in respect of secret and confidential information at law, in equity or under any statute or trade or profession custom or use.

Part 27

Insurance

27.1      Each of the Exploration Field Manager and the Mining Field Manager shall:

(a)          take out, and keep in full force and effect, all insurance required by the laws in force in Papua, New Guinea relating to Exploration Joint Venture Property and Mining Joint Venture Property or the conduct of Joint Venture Activities, noting the interests of the Joint Venture Parties and any financier of the Project;

(b)         effect and maintain in the names of the Parties public liability insurance for an amount of not less than ten million dollars ($10,000,000.00) or such other amount as the applicable management committee may determine in respect of each occurrence and unlimited in the aggregate in respect of all incidents occurring during the period of insurance.  The policy shall contain a waiver by the insurer of its right of subrogation against any co-insured; and

(c)          effect and maintain such other insurances as may be determined by the applicable management committee from time to time.

27.2      All insurances to be taken out under the terms of this Part, shall be taken out with an insurance company approved by the applicable management committee, and shall be taken out in the names of the Joint Venture Parties.

Part 28

Assignment and Transfers

28.1      For the purposes of this Part:

(a)          to "transfer" a Participating Interest includes to sell, assign or otherwise dispose of that Participating Interest or to enter into any agreement in relation to the foregoing, but does not include any change in the corporate ownership or control of any Party.  "Transferor" and "transferee" have corresponding meanings; and

(b)          "Permitted Transfer" means a transfer by a Joint Venture Party of its Participating Interest to another entity for the purposes of and in connection with a public float or public offering of securities in that entity or a transfer to a Related Corporation.

28.2      Except for a Permitted Transfer, a Joint Venture Party may not transfer all or part of its Participating Interest to any third party except on the following basis:

(a)          if a Joint Venture Party ("the Transferor") intends to transfer the whole or any part of its Participating Interest ("the Offered Interest") to any third party, it shall first offer to sell the Offered Interest to the other Joint Venture Parties pro rata to their respective Participating Interests, or otherwise as they may mutually agree;

(b)         in its offer to the other Joint Venture Parties, the Transferor shall state the terms upon which it is prepared to sell the Offered Interest, and in particular:

i.             the consideration to be paid for the acquisition of the Offered Interest ("the Consideration") and, where that consideration is in whole or part comprised of property other than money, precise details of that property;

ii.            where the Consideration is comprised wholly or partly of property other than money, the sum of money which in the bona fide and reasonable opinion of the Transferor is the monetary value of the Consideration ("the Money Equivalent"), which the Transferor covenants that it will accept in substitution for the Consideration; and

iii.           all other material terms pertaining to the sale of the Offered Interest and the payment of the Consideration;

(c)          if any of the Parties disputes that the Money Equivalent is the reasonable monetary value of the Consideration then that Party may by notice in writing to the Transferor and each other Party require that the Money Equivalent be determined by an Expert;

(d)         the determination of the Expert as to the Money Equivalent shall be final and binding on the Transferor and each other Party;

(e)          if one or more of the Joint Venture Parties is not prepared to acquire the whole of the Offered Interest upon the terms on which it is offered within 90 days of the making of that offer or 14 days of the determination of the Expert (whichever is later) the Transferor may within the next 90 days transfer the Offered Interest to any third party upon terms the same as or more favourable to the transferor than those upon which the Offered Interest was offered to the other Joint Venture Parties.  If the transfer is not completed within that period, the intending transferor must again give notice to the other Parties pursuant to this clause, or the transfer may not he completed; and

(f)           in any event, any transfer of the Offered Interest shall be subject to approval by the other Joint Venture Parties of the proposed transferee.  Approval shall not be withheld when it can be demonstrated that the transferee is financially able to meet its commitments under this Agreement.

28.3      The provisions of the preceding clause shall not apply to a transfer by a Joint Venture Party to a Related Corporation.  Subject to the provisions of this Part, a Joint Venture Party may transfer the whole or any part of its Participating Interest to a Related Corporation, provided that the intended transferee first executes and delivers to each Joint Venture Party a deed of covenant by which the transferee covenants with the transferor and each other Joint Venture Party that upon the transferee ceasing to be a Related Corporation to the transferor, the transferee shall reassign and the transferor shall accept a reassignment of the Participating Interest transferred to the transferee.

28.4      Any transfer of a Participating Interest under this Part shall not be effective until the intended transferee has executed and delivered to each other Joint Venture Party a deed of covenant in a form reasonably acceptable to the other Joint Venture Parties by which the transferee covenants to observe, perform, comply with and be bound by the provisions of this Agreement as if expressly named in this Agreement as the transferor.  In the case of a transfer by a Joint Venture Party to a Related Corporation, the covenants on the part of the transferee shall not in any way relieve or be deemed to relieve the transferor from its obligations and liabilities under this Agreement, except to the extent that the transferee complies with and discharges those obligations and liabilities.

28.5      No transfer under this Part shall be permitted if such transfer would result in a contravention of any relevant law or regulation or a Participating Interest of less than 2.5%.

Part 29

Encumbrances

29.1      For the purposes of this Agreement, "Encumbrance" means any mortgage, charge, lien, writ or other encumbrance or third party interest.

29.2      A Party shall not after the date of this Agreement create or permit the creation of any Encumbrance over the whole or part of its Participating Interest, the Mining Lease, the Exploration Licence, the Exploration Joint Venture Property or the Mining Joint Venture Property unless:

(a)          the Encumbrance is a mortgage, charge or other recognised form of security reasonably acceptable to all of the Joint Venture Parties;

(b)         the Encumbrance is to secure a Project Loan, in which case PGM shall have the sole right to encumber the real assets of the Mining Joint Venture including Tenements and 100% of the share capitalization of SGC; or

(c)          except in the case of an Encumbrance to secure a Project Loan, the party taking the Encumbrance executes a Chargee's Priority Deed in the same form as the pro forma document forming Annexure H to this Agreement or such other form as the Parties may agree.

Part 30

Dispute Resolution

30.1      In the event any dispute, claim, question or difference arises with respect to this Agreement or its performance, enforcement, breach, termination or validity, (the "Dispute") the Parties shall use their best efforts to settle the Dispute.  To this end, they shall consult and negotiate with each other, in good faith and understanding of their mutual interests, to reach a just and equitable solution satisfactory to all Parties.

30.2      If any Dispute arises between the Parties in respect of any matter which, under the terms of this Agreement, is to be referred to an Expert for determination and cannot be resolved pursuant to clause 30.1 above, then unless a specific provision of this Agreement makes provision for dispute resolution in a different manner, any Party may by notice in writing to the others, specify the nature of the Dispute and call for submission of the Dispute to an independent Expert in accordance with the provisions of this Part.  A Party that gives notice to the other Parties pursuant to this clause, shall forthwith deposit the sum of $100,000 with the trustee referred to in clause 2.4, which sum shall be apportioned among the other Parties to the Dispute by decision of the Expert in the event that the decision of the Expert is unfavourable to the Party bringing the Dispute.  In the event that the Dispute relates to fraud, breach of fiduciary duty, failure to act in good faith or similar complaint, the amount of the deposit required to be made pursuant to this clause shall be $250,000 for the first time that a Party makes such a claim and $500,000 if the same Party makes a similar claim, whether or not such subsequent claim concerns the same matter or incident.  Failure to make a deposit within 5 days of providing notice under this clause shall disentitle the Party from making any such claim.

30.3      If the Parties cannot reach agreement on the identity of the Expert within 14 days after receipt of the notice aforesaid, then the Expert shall be determined in the following manner:

(a)          if the Dispute relates to the performance or perceived non-independence of the Operations Manager or to the conduct of Mining Operations or other work, or usual industry practices or matters related thereto, then the Expert shall be nominated by the President of the Canadian Institute of Mining & Metallurgy or such person occupying his or her position or performing his or her role from time to time;

(b)         if the Dispute relates to any financial or accounting matter including the computation of Costs and the keeping of accounts, then the Expert shall be nominated by the President of the Institute of Chartered Accountants or such person occupying his or her position or performing his or her role from time to time;

(c)          if the Dispute relates to any terms of any proposed Project Loan, the Expert shall be nominated by the Chief Executive Officer of the Canadian Chamber of Commerce or such person occupying his or her position or performing his or her role from time to time; and

(d)         if the Dispute relates to the interpretation of this Agreement the Expert shall be nominated by the President of the Law Society of Upper Canada or such person occupying his or her position or performing his or her role from time to time.

In the event that any Entity referred to in this clause 30.3 is unwilling or unable, for any reason to appoint an Expert in accordance with this clause, each of the Joint Venture Parties shall appoint an Expert, and those two Experts shall, in turn, appoint a third Expert within 7 days of their appointment (the "Panel") and the Dispute shall then be heard and determined by the Panel.  In any event, the Expert or the Panel, as applicable, shall have a reasonable commercial, practical and technical experience in the area of dispute.

30.4      The Expert or the Panel, as applicable, shall be required to accept submissions from the Parties as to the subject matter of the dispute within 14 days of his appointment and shall be required to state his determination in writing within 28 days of his appointment.

30.5      The Expert or the Panel, as applicable, shall be required to undertake to keep confidential matters coming to his knowledge by reason of his appointment and carrying it out.

30.6      The Expert or the Panel, as applicable, shall have the following powers:

(a)          to inform himself or itself independently as to facts and if necessary technical matters to which the Dispute relates;

(b)         to receive written submissions sworn and unsworn, written statements and photocopy documents and to act upon the same;

(c)          to consult with such other professionally qualified persons as he (or it) in his (its') absolute discretion thinks fit; and

(d)         to take such measures as he (or it) thinks fit to expedite the completion of the dispute

30.7       The dispute resolution shall be held in Toronto, Ontario unless the Parties otherwise agree.

30.8      The determination of the Expert or the Panel, as applicable, shall be final and binding on the Parties.

Part 31

Term and Termination

31.1      Each of the Exploration Joint Venture and the Mining Joint Venture shall continue until all Exploration Joint Venture Property or Mining Joint Venture Property, as applicable, has been disposed of.  If any interest of any Party in any of the Tenements violates the rule against perpetuities, then such interest shall terminate eighty (80) years from the Commencement Date.

31.2      On termination of a Joint Venture, whether by effluxion of time or otherwise, all rights and obligations of the Parties shall cease in respect of that Joint Venture except:

(a)          the settlement of any accounts for Costs incurred before termination and settlement of any other liability or obligation incurred before termination or arising out of termination;

(b)         the confidentiality provisions;

(c)          the right of a Joint Venture Party to Mining Information or Exploration Information; and

(d)         obligations to make payments or carry out work, including rehabilitation work, in relation to the Tenements, where those obligations arise under the Mining Act or other legislation, or under any agreements or instruments entered into by or on behalf of the Exploration Joint Venture or the Mining Joint Venture, prior to the date of termination.

31.3      If this Agreement terminates pursuant to this part 31, unless otherwise agreed by the parties, all the Joint Venture Property shall be realised and the net proceeds distributed among the Parties in proportion to their respective Participating Interests.

Part 32

Force Majeure

32.1      The obligations of a Party shall be suspended while such Party is prevented or hindered from complying with the terms of this Agreement by force majeure which shall include, but not be limited to, strikes, lockouts, labour and civil disturbances, acts of God, unavoidable accidents, laws, rules, regulations, orders or decrees of any national, municipal or other governmental agency, whether domestic or foreign, acts of war, or conditions arising out of or attributable to war (declared or undeclared), shortage of necessary equipment, materials, or labour, or restrictions on them, or limitations on their use, refusal of or delay in obtaining necessary exchange control approval and authority, inability to obtain necessary consents from any authorities or Governments, delays in transportation, or any other matters beyond the control of such Party, whether similar to the matters listed above or otherwise.

32.2      No Party shall be entitled to the benefit of the provisions of this Part if the event of force majeure is caused by lack of funds, or by the negligence of the Party claiming suspension.

32.3      If force majeure causes a suspension of the obligations of any Party, such Party shall give notice of suspension as soon as reasonably possible to the other Parties stating the date and extent of such suspension, whether in whole or in part, and the nature of the force majeure.  Any Party whose obligations have been suspended shall resume the performance of such obligations as soon as reasonably possible after the removal of the force majeure and shall so notify the other Parties.

Part 33

General Provisions

33.1      Any notice given in connection with this Agreement shall be:

(a)          delivered by hand; or

(b)         sent by prepaid registered post; or

(c)          sent by prepaid telegram or cablegram; or

(d)         sent by telex or facsimile (if the intended recipient has its own telex or facsimile receiver); or

(e)          sent by E-mail (if the intended recipient has notified it has an E-mail address).

33.2      Notices to a Party shall be addressed in accordance with such postal, telex, facsimile or E-mail particulars as may be notified from time to time by that Party.

33.3      A notice shall be deemed to have been duly given if:

(a)          delivered, on the date of delivery or, if delivery is not effected within a business day, on the business day next following;

(b)         sent by post, 4 days after posting;

(c)          sent by telegram or cablegram, on the business day following the day on which the text of the notice is given to the post office for transmission; or

(d)         sent by telex, facsimile or E-mail, upon successful transmission or, if transmission is not effected within a business day, on the business day next following.

The addresses, and facsimile numbers referred to in clause 33.1 are as follows:

(a)          in the case of Nord:

2727 San Pedro NE, Suite 116 Albuquerque, New Mexico 87110 Facsimile Number : (505) 830-9332 Attention: Mr. Mark Welch
With a facsimile copy to:
Facsimile Number: (612) 9241 5170 Attention: Mr. Ross Hastings

(b)         in the case of Australex:

C/KPMG, 2nd Floor Mogoru Moto Building, Champion Parade Port Moresby, Papua New Guinea
With a facsimile copy to:
Facsimile Number: (612) 9241 5170 Attention: Mr. Ross Hastings

(c)          in the case of Simberi:

C/KPMG, 2nd Floor Mogoru Moto Building, Champion Parade Port Moresby, Papua New Guinea
With a facsimile copy to:
Facsimile Number: (612) 9241 5170 Attention: Mr. Ross Hastings

(d)         in the case of PGM:

Suite 1003, 60 Yonge Street Toronto, Ontario M5E 1H5
Facsimile Number: (416) 703-3697 Attention: Mr. Norman Brewster

33.4      All of the agreements and understandings between the Parties and the Field Manager with reference to the Exploration Joint Venture and the Mining Joint Venture are embodied in this Agreement, which, as from its date, supersedes all prior agreements and understandings between the Parties with reference to those matters including, without limitation, the Letter Agreement.

33.5      Each Party acknowledges that it has had an opportunity to obtain independent legal advice prior to executing this Agreement.

33.6      The Parties acknowledge that this Agreement is subject to the approval of the TSX Venture Exchange and agree to comply with the rules and requirements of such exchange.

33.7      No agreement varying, adding to, deleting from or canceling this Agreement, shall be effective unless reduced to writing and signed by or on behalf of the Parties.

33.8      No indulgence granted by a Party shall constitute a waiver of any of that Party's rights under this Agreement, accordingly, that Party shall not be precluded, as a consequence of having granted such indulgence, from exercising any rights against the other which may have arisen in the past or which may arise in the future.

33.9      Each Party and manager shall sign, execute and deliver all deeds, documents, instruments and assurances, and shall do all acts, matters and things, as shall be reasonably necessary for the complete performance of all its duties, responsibilities and obligations under this Agreement.

33.10   The provisions of this Agreement shall enure for the benefit of and be binding upon the Parties and their respective successors and permitted assigns.

33.11   This Agreement shall be governed and interpreted in accordance with the laws from time to time in force in the Province of Ontario.  The Parties submit to the jurisdiction of the Courts of Ontario.

33.12   The costs of and incidental to the preparation of this Agreement including stamp duty shall be Costs of the Mining Joint Venture.

33.13   This Agreement may be executed in several counterparts and may be delivered by facsimile each of which when so executed and delivered shall be deemed to be an original and such counterparts together shall constitute one and the same agreement which shall be sufficient evidence by such original counterpart.

EXECUTED by the parties as an Agreement as of the date first written above.

NORD PACIFIC LIMITED _________________________________ Secretary	__________________________________ Director
__________________________________ Name (please print)	__________________________________ (Name (please print)
NORD AUSTRALEX NOMINEE (PNG) LIMITED
_________________________________ Director	__________________________________ Director
__________________________________ Name (please print)	__________________________________ (Name (please print)
SIMBERI GOLD COMPANY LIMITED
_________________________________ Director	__________________________________ Director
__________________________________ Name (please print)	__________________________________ (Name (please print)
PGM VENTURES CORPORATION
_________________________________ Secretary/Director	__________________________________ Director
__________________________________ Name (please print)	__________________________________ (Name (please print)

EXECUTED by the parties as an Agreement as of the date first written above.

NORD PACIFIC LIMITED _________________________________ Secretary/Director	__________________________________ Director
__________________________________ Name (please print)	__________________________________ (Name (please print)
NORD AUSTRALEX NOMINEE (PNG) LIMITED
_________________________________ Secretary/Director	__________________________________ Director
__________________________________ Name (please print)	__________________________________ (Name (please print)
SIMBERI GOLD COMPANY LIMITED
_________________________________ Secretary/Director	__________________________________ Director
__________________________________ Name (please print)	__________________________________ (Name (please print)
PGM VENTURES CORPORATION
_________________________________ Secretary/Director	__________________________________ Director
__________________________________ Name (please print)	__________________________________ (Name (please print)

ANNEXURE A

ACCOUNTING PROCEDURE

Part 1

Definition

1.1         The following terms shall have the following meanings:

"Agreement" means the Joint Venture Agreement to which this Accounting Procedure forms an annexure.

"Controllable Goods" means Goods subject to record and inventory control.

"Goods" means goods, equipment, or supplies for use in connection with Joint Venture Activities.

"Direct Expenditure" has the meaning given to it under Part 2.

"Personnel" means employees whose services are attributable directly to Joint Venture Activities.

1.2         Unless a contrary intention appears, terns which are defined in the Agreement shall have the same meanings where used in this Accounting Procedure.

Part 2

Direct Expenditure

2.1         The Manager shall charge the Joint Account with all Direct Expenditure pursuant only to approved programs and budgets.  "Direct Expenditure" shall comprise the following expenditures directly and properly incurred by the Joint Venture in connection with Joint Venture Activities:

(1)     Rentals and Royalties

Lease rentals or royalties payable to Government, in connection with Joint Venture Activities.

(2)     Compensation

All payments made to landowners and local communities for loss and disruption under the Memorandum of Agreement specified in Part 4 of Annexure D to this Agreement.

(3)     Wages and Salaries

(a)           Salaries and wages, including overtime, of on site Employees directly engaged in the performance of Joint Venture Activities.

(b)          Salaries and wages, including overtime, of technical or supervisory personnel who are temporarily assigned to perform work for the direct benefit of Joint Venture Activities.

(4)     Payroll Costs

(a)          The Manager's cost of holiday, vacation, sickness and other customary allowances paid to employees whose salaries and wages are chargeable to the Joint Account under (2)(a).  This cost may be charged on a "when and as paid basis" or by "percentage assessment" on the amount of salaries and wages chargeable to the Joint Account under (2)(a).  If percentage assessment is used the rate shall be based on the Manager's cost experience.

(b)          Expenditures made under assessments by governmental authority which apply to the Manager's costs chargeable to the Joint Account under (2).

(c)           Reimbursable personal expenses of those employees whose salaries and waves are chargeable to the Joint Account under (2)(a).

(5)     Employee Benefits

The Manager's current costs of established plans for employees' group life insurance, hospital benefit, pension, retirement, training guarantee levies and other similar benefit plans applicable to Manager's labour costs chargeable to the Joint Account under (2) shall be Manager's actual cost, or by percentage assessment charged to the Joint Account based on Manager's cost experience.

(6)     Material

Material purchased or furnished by Manager for use in accordance With Joint Venture activities.  Only such Material which may be required for immediate use and which is reasonably practical and consistent with efficient and economical operations shall be purchased for or transferred to Joint Venture Property.  The accumulation of surplus stocks shall be avoided.

(7)     Transportation

The costs of transportation of employees, equipment, material and supplies necessary for Joint Venture Activities shall be charged to the Joint Account.  If Material is moved to or from Manager's warehouse, other storage point or other properties owned by the Manager, no charge shall be made to the Joint Account over the reasonable cost of moving these Materials to or from the nearest storage or system point at which the Materials could be readily stored or obtained.

(8)     Services

The cost of contract services directly engaged in the performance of Joint Venture Activities, equipment and utilities by outside sources.

(9)     Damages and Losses to Joint Venture Property

All expenditure for the repair or replacement of Joint Venture Property due to damages or losses by fire, flood, storm, theft, accident, or other cause.

The Manager shall furnish to each Party a written notice of damages or losses as soon as practicable after a report thereof has been received by the Manager.

(10)    Taxes

All taxes whether direct or indirect and whether National, Provincial or Local Government on or in connection with the Joint Venture Property or Joint Venture Activities.

(11)    Insurance

Net premiums paid for insurance on Joint Venture Activities.  If Joint Venture Activities are conducted in a place where the Manager may act as self-insurer, Manager may include the risk under its self-insurance program.

(12)    Other Expenditures

Any other on site expenditures not covered in this Part incurred by the Manager reasonably necessary for the proper conduct of Joint Venture Activities, except as otherwise covered by the Overhead Rate as approved by the Committee.

Part 3

Purchase and Dispositions of Goods

3.1         The Manager shall make timely disposition of idle or surplus Goods.

3.2         Goods purchased from third parties shall be charged at the price paid by the Manager after deduction of all discounts received.  In case of Material found to be defective or returned to vendor for any other reason, credit shall be passed to the Joint Venture when adjustment has been received by the Manager.

3.3         Goods required for Joint Venture Activities shall be purchased for direct charge to the Joint Venture whenever practicable.

3.4         Goods shall not be transferred to Joint Venture Property from a Party or from Joint Venture to a Party without the prior written agreement of the Committee.  For the purposes of this Clause the term "Party" shall include a Related Corporation of a Party.

Part 4

Inventories

4.1         The Manager shall maintain records of Goods.

4.2         A list of Controllable Goods shall be furnished to the Party on request.  The classification of Goods as controllable is to facilitate the calculation of Joint Venture Costs and the reconciliation of inventories.

4.3         At reasonable intervals not to exceed twelve months, inventories shall be taken by the Manager of the Controllable Goods.  Written notice of intention to take inventory shill be given to each Party by the Manager at least 30 days before any inventory is to begin so that a Party may be represented when any inventory is taken.  Failure of a Party to be represented at any inventory shall bind that Party to accept the inventory taken by the Manager.

4.4         Reconciliation of a physical inventory with the Joint Venture shall be made, and a list of averages and shortages shaft be furnished to each Party within 1 month following the taking of the inventory.  Inventory adjustments shall be made by the Manager with the Joint Venture for averages and shortages.

4.5         Special Inventories may be taken whenever there is any sale or change of interest in the Joint Venture Property.  It shall be the duty of the Party selling to notify all other Parties as quickly as possible after the transfer of interest takes place.  In such cases, both the seller and the purchaser shall be governed by such inventory.

4.6         The expense of conducting Periodic Inventories shall be charged to the Joint Venture.  The expense of conducting a Special Inventory shall be charged to the Party selling the whole or part of its Participating Interest.

ANNEXURE B

EXPLORATION LICENCE

PAPUA NEW GUINEA

DEPARTMENT OF MINING

OFFICE OF THE REGISTRAR OF TENEMENTS

[COVER SHEET]

INDEPENDENT STATE OF PAPUA NEW GUINEA
Mining Act 1992
Mining Regulation 1992

Act, Sec. 28                                                                                                                                                      FORM 2.
Reg. Sec 1 (2)

EXTENSION OF TERM OF AN EXPLORATION LICENCE

I, HON. SAM AKOITAL, MP, Minister for Mining by virtue of the powers conferred by the Mining Act 1992, extend the term of

EXPLORATION LICENCE NO. 609

over land situated on Mapua-New Ireland Province

and more particularly described in Schedule 1 attached hereto, as may be varied from time to time, but not including any portion of land comprising any existing exploration licence or any other tenement whether existing or granted subsequently, except a mining easement for which the land has not been excised.

FOR            TWO (2) YEARS

FROM         06/05/03-06/05/05

and subject to the following CONDITIONS which shall supercede all earlier conditions:

(i)      The holder shall comply with the PROGRAMME described in SCHEDULE 2 attached hereto as varied from time to time.

(ii)      Subject to any agreement made under Section 17 of the Act the State reserves the right to elect at any time, prior to the commencement of mining, to make a single purchase up to 30% equitable interest in any mineral discovery arising from this licence, at a price prorata to the accumulated exploration expenditure and then to contribute to further exploration and development in relation to the lease on a prorata basis unless otherwise agreed.

DATED AT Port Moresby this 30th day of September, 2003.

_____________________________________
MINISTER FOR MINING

Accompanying Schedules
SCHEDULE 1.      Description of boundary
SCHEDULE 2.      Programme

PAPUA NEW GUINEA

DEPARTMENT OF
MINING AND PETROLEUM

OFFICE OF THE REGISTRAR
OF TENEMENTS

[COVER SHEET]

INDEPENDENT STATE OF PAPUA NEW GUINEA

Mining Act 1992
Mining Regulation 1992

Act, Sec. 28                                                                                                                                                    FORM 2.
Reg. Sec 1 (2)

EXTENSION OF TERM OF AN EXPLORATION LICENCE

I, HON. JOHN GIHENO, MP, the Minister for Mining and Petroleum by virtue of the powers conferred by the Mining Act 1992,

extend the term of

EXPLORATION LICENCE NO. 609

over land situated at TABAR

and more particularly described in Schedule 1 attached hereto, as may be varied from time to time, but not including any portion of land comprising any existing exploration licence or any other tenement whether existing or granted subsequently, except a mining easement for which the land has not been excised.

FOR            TWO (2) YEARS

FROM         06/06/95

and subject to the following CONDITIONS which shall supercede all earlier conditions:

(i)      The holder shall comply with the PROGRAMME described in SCHEDULE 2 attached hereto as varied from time to time.

(ii)      Subject to any agreement made under Section 17 of the Act the State reserves the right to elect at any time, prior to the commencement of mining, to make a single purchase up to 30% equitable interest in any mineral discovery arising from this licence, at a price prorata to the accumulated exploration expenditure and then to contribute to further exploration and development in relation to the lease on a prorata basis unless otherwise agreed.

DATED AT Konedobu this 21st day of September, 1995.

__________________________________________
MINISTER FOR MINING AND PETROLEUM

Accompanying Schedules
SCHEDULE 1.      Description of boundary
SCHEDULE 2.      Programme

SCHEDULE 1

TO ACCOMPANY GRANT DOCUMENT FOR E.L. 609

This application consists of 3 discrete areas.

Area A consists of the area bounded by:

      a line starting at       2˚ 36΄ S       151˚   58΄     E

                       then to      2˚ 36΄ S       152˚     1΄     E

                       then to      2˚ 37΄ S       152˚     1΄     E

                       then to      2˚ 37΄ S       152˚     2΄     E

                       then to      2˚ 39΄ S       152˚     2΄     E

                       then to      2˚ 39΄ S       152˚     1΄     E

                       then to      2˚ 40΄ S       152˚     1΄     E

                       then to      2˚ 40΄ S       151˚   58΄     E

                       then to      2˚ 39΄ S       151˚   58΄     E

                       then to      2˚ 39΄ S       151˚   57΄     E

                       then to      2˚ 37΄ S       151˚   57΄     E

                       then to      2˚ 37΄ S       151˚   58΄     E

                       then to      2˚ 36΄ S       151˚   58΄     E

          being the point of commencement.

Area B consists of the area bounded by:

      a line starting at       2˚ 43΄ S       151˚   55΄     E

                       then to      2˚ 43΄ S       151˚   58΄     E

                       then to      2˚ 44΄ S       151˚   58΄     E

                       then to      2˚ 44΄ S       152˚     0΄     E

                       then to      2˚ 50΄ S       152˚     0΄     E

                       then to      2˚ 50΄ S       151˚   57΄     E

                       then to      2˚ 51΄ S       151˚   57΄     E

                       then to      2˚ 51΄ S       151˚   56΄     E

                       then to      2˚ 50΄ S       151˚   56΄     E

                       then to      2˚ 50΄ S       151˚   55΄     E

                       then to      2˚ 43΄ S       151˚   55΄     E

being the point of commencement.

SCHEDULE 1 (continued)

TO ACCOMPANY GRANT DOCUMENT FOR E.L. 609

Area C consists of the area bounded by:

      a line starting at       2˚ 51΄ S       151˚   57΄     E

                       then to      2˚ 51΄ S       151˚   59΄     E

                       then to      2˚ 52΄ S       151˚   59΄     E

                       then to      2˚ 52΄ S       152˚     0΄     E

                       then to      2˚ 54΄ S       152˚     0΄     E

                       then to      2˚ 54΄ S       152˚     2΄     E

                       then to      2˚ 55΄ S       152˚     2΄     E

                       then to      2˚ 55΄ S       152˚     4΄     E

                       then to      2˚ 59΄ S       152˚     4΄     E

                       then to      2˚ 59΄ S       152˚     1΄     E

                       then to      2˚ 57΄ S       152˚     1΄     E

                       then to      2˚ 57΄ S       152˚     0΄     E

                       then to      2˚ 55΄ S       152˚     0΄     E

                       then to      2˚ 55΄ S       151˚   59΄     E

                       then to      2˚ 54΄ S       151˚   59΄     E

                       then to      2˚ 54΄ S       151˚   57΄     E

                       then to      2˚ 51΄ S       151˚   57΄     E

Area A consists of the following map blocks:

                   1:1  000  000  Map   S.A. 56

                   Block           Sub Blocks
                   2256            j k n o p s t u y z
                   2257            f l m q r v

                   Total sub blocks for Schedule A:            16
                   Total area:                                                   54 sq. km.

          Area B consists of the following map blocks:

                   1:1  000  000  Map   S.A. 56

                   Block           Sub Blocks
                   2328            q r s v w x y z
                   2400            a b c d e f g h j k l m n o p q r s t u v w x y z
                   2472            b

                   Total sub blocks for Schedule B:            34
                   Total area:                                                   115 sq. km.

          Area C consists of the following map blocks:

                   1:1  000  000  Map   S.A. 56

                   Block           Sub Blocks
                   2472            h j n o p s t u z
                   2473            v w
                   2545            a b c d f g h j m n o r s t

                   Total sub blocks for Schedule C:            25
                   Total area:                                                   84 sq. km.

          Total number of sub blocks for ELA 609:                   75
          Total area of lease                                                          254 sq. km.

INDEPENDENT STATE OF PAPUA NEW GUINEA

Mining Act 1992

Mining Regulation 1992

Act, Sec. 24, 27                                                                                             FORM 20
Reg. Sec 19

EXPLORATION LICENCE NO:  609 PROGRAMME

MISCELLANEOUS		YEAR 1	YEAR 2
		(man weeks)
Access negotiations		2	4
Library search and data review/analysis		10	10
Exploration reconnaissance (not leading to the production of maps or collection of samples		2	2

MAPPING	(Km')
	Colour
Acquisition (flying) of new aerial imagery	B&W SAR
Preparation of topographic maps by photogrammetric or survey techniques		6	6
Aerial photograph interpretation		2	2
Imagery interpretation (land sat, SAR etc)		2	2
Reconnaissance geological mapping (limited traversing)		4	4
Detailed geological mapping (grid or detailed traversing)		6	6

GEOCHEMISTRY		(no. of samples) (list target elements)
	Float	30	30
	Bulk leach	10	20
Drainage	Silt	10	10
	Pan con.	20	20
	Water	10	10
	Soil samples	200	200	Au, Cu, Pb, Zn, As, Hg,
Surface sampling	Surface chips	50	50	Mo, Sb, Ag
	Biogeochemical	50	50
Costean sampling	Channel/chip	500	500
Bedrock sampling	Wacker/RA8	100	100

To accompany an application for gont or extension of an EL under Section 24 of the Act or an application for a variation under Section 27 of the Act.

Note 1           Reference should be made to Sections 23(b), 25 and 26 of the Act.

Note 2           Both year 1 and year 2 proposed programmes must be completed and if necessary these may be amended by seeking a variation under Section 27 of the Act.  It is sufficient to indicate proposed activities with a cross in most cases.  However quantitative estimates are required when mechanized earth moving or mining equipment is to be used and when bulk sampling is intended.  For the purposes of Section 23(b) of the Act crosses will signify that reasonable numbers of geochemical samples may be taken.

Note 3           Agents should provide evidence of authorization.

GEOPHYSICS		(Km')
Magnetic
Airborne geophysics and remote sensing	E.M.
Gamma ray spectrometer

(line Km)
Magnetics
IP/resistivity
Ground geophysics	E.H.
Seismic
Other (type ___)

ACCESS AND EXCAVATION	(Km)
Line cutting and grading	20	20
New road and track development	10	10

	(metres)
Trenching and costeaning	2000	2000
Airstrip

DRILLING	(no. of holes)		(list target elements)
Cored and part cored holes (incl. all R.C. except alluvial drilling)	30	40	Au, Ag, Cu, Pb, As, Hg, Mo, Zn, Sb
Non-cored holes (except alluvial)
Alluvial drilling
BULK SAMPLING	(type)	(no. of samples)
(Pits. adits etc.)	Pits	10	10	Au, Ag, Cu, Pb, As
	(purpose)	(total weight/ vol. intonnos/m')
	exploration	5	5

SPECIALIST GEOLOGICAL STUDIES	(no. of samples)
Petrology	20	20
Whole rock analyses	20	20
Age determinations	5	5
Isotope geochemistry	5	5
Fluid inclusions	5	5
Other (type _____)

PRE-FEASIBILITY/FEASIBILITY STUDIES	(man weeks)
Ore reserve calculations	5	5
Financial evaluation	3	3
Metallurgical investigation	20	20
Geotechnical investigation	10	10
Environmental investigation	10	10
Land tenure investigation	5	5
Engineering studies	50	100

PROPOSED EXPENDITURE	(Kina)
	1,500,000	500,000

SUPPORTING INFORMATION

(Where consideration is sought under Section 26(5) or 26(4) of the Act, where mechanized earth moving or mining equipment is to be used or where the proforma does not adequately describe the proposed programme or it's focus of attention).

___________________________________ (applicants or agent's signature see Note 30)

___________________________________ (date)

ANNEXURE C

PAPUA NEW GUINEA

DEPARTMENT OF
MINING AND PETROLEUM

OFFICE OF THE REGISTRAR
OF TENEMENTS

MINING LEASE

INDEPENDENT STATE OF PAPUA NEW GUINEA

Mining Act 1992
Mining Regulation 1992

Act, Sec. 38, 46                                                                                                                        FORM 4
Reg. Sec 3

MINING LEASE

I, JOHN GIHENO, CMG, MP, the Minister for Mining and Petroleum by virtue of the powers conferred under the Mining Act 1992, grant to

Simberi Gold Company Pty Ltd c/ Gadens Ridgeway Lawyers, 12 Floor, Pacific Place, Port Moresby herein referred to as the Lessee

MINING LEASE NO. 136.

over land situated at Simberi Island, New Ireland Province and more particularly as described in Schedule 1, attached hereto, and as may be varied from time to time but not including any portion of land comprising an existing tenement except a mining easement for which the land has not been excised.

FOR A TERM OF TWELVE (12) YEARS FROM THIS DATE

and such extensions of the term as may be endorsed hereon for the purpose of mining minerals in accordance with the Act and subject to the following CONDITIONS:

1.            The Lessee shall comply with the approved proposals as described in SCHEDULE 2 attached hereto as may be varied from time to time, subject to the conditions contained in Appendix A, attached hereto.

2.            That the Lessee complies with the provisions of the Mining (Safety) Act Chapter No. 195A and its Regulations, and facilitates the Department of Mining & Petroleum's officials conducting inspections under the Act.

3.            That the Lessee complies with the conditions imposed by the Department of Environment and Conservation and by those conditions set out by the Bureau of Water Resources.

4.            That the Lessee shall provide the Department of Mining & Petroleum with six monthly reports on any exploration for gold, and any other mineral, carried out on the land.  The Lessee shall further provide said Department with monthly production figures gained as a result of this Lease.

5.            That the Lessee shall not use the land without the consent of the State, whose consent shall not be unreasonably withheld for any purpose other than for which it was granted pursuant to the Mining Act and the Approved Proposals for Development

6.            The Lessee shall not interfere, without the consent of the State, with the cultural use of the land, and shall use its best efforts to accommodate traditional land uses to the degree that such uses are consistent with efficient and safe mining practices compatible with the obligations under the Approved Proposals for Development.

7.            Without limiting the obligations imposed on the Lessee by the Act, the Lessee shall compensate the owners of private land which is located within the boundaries of this Mining Lease in accordance with the act and any agreement between the Lessee and the owners of such, as the case may be.

8.            The Lessee shall provide the Department of Mining and petroleum with a Closure Plan and Schedule, at least one year prior to the intended cessation of operations, notwithstanding parameters that justify premature closure of operations.

9.            The Lessee shall where practicable stockpile all topsoil removed from the site of the open-pits, and where such topsoil is not regarded as ore, it shall be used for re-vegetation purposes on or before the completion of mining operations.

10.         The Lessee shall submit the open-pit mining plan, to the Chief Inspector of Mines, six (6) weeks prior to the commencement of mining operations.

11.         The Lessee shall submit to the Chief Inspector of Mines all mine plant plans and details, for the mine construction phase and thereafter.

Dated at Simberi Island this 3rd day of December ___, 1996.

_____________________________________
MINISTER FOR MINING AND PETROLEUM

Period Extended (Years)	Endorsements for Extensions of Term Signature (Minister for Mining and Petroleum	Date
__________________	_________________________________	_______________

Accompanying schedules

Schedule 1.   Descriptions of boundary   ___________________________________
                                                                             (REGISTRAR'S endorsement see Note 1)

Schedule 2.   Proposals

To be used for the grant of a MINING LEASE under Section 38 of the Act, the extension term of a Mining Lease under Section 46 of the Act.

NOTE:         1.       Where land is surrendered under Section 138 of the Act, the REGISTRAR is required to endorse under Section 139 of the Act to the effect that such a relinquishment has taken place and that the original schedule is superseded.

SCHEDULE 1

TO ACCOMPANY GRANT DOCUMENT FOR ML 136

This tenement consists of the area bounded by:

      a line starting at       2˚ 39΄ 41.5771" S     151˚ 58΄ 59.5071" E

                       then to      2˚ 38΄ 30.9722" S     151˚ 59΄ 08.8972" E

                       then to      2˚ 37΄ 50.7484" S     151˚ 59΄ 15.2380" E

                       then to      2˚ 37΄ 23.6744" S     151˚ 59΄ 21.5694" E

                       then to      2˚ 37΄ 11.3034" S     151˚ 59΄ 13.2708" E

                       then to      2˚ 36΄ 58.2258" S     151˚ 59΄ 07.2152" E

                       then to      2˚ 36΄ 34.0965" S     151˚ 59΄ 15.0260" E

                       then to      2˚ 36΄ 22.5467" S     151˚ 59΄ 31.2811" E

                       then to      2˚ 36΄ 26.9386" S     151˚ 59΄ 46.6216" E

                       then to      2˚ 36΄ 30.2907" S     152˚ 00΄ 03.9012" E

                       then to      2˚ 36΄ 26.2656" S     152˚ 00΄ 16.6492" E

                       then to      2˚ 36΄ 25.5196" S     152˚ 00΄ 21.0398" E

                       then to      2˚ 36΄ 24.4487" S     152˚ 00΄ 24.6617" E

                       then to      2˚ 36΄ 23.4575" S     152˚ 00΄ 26.4353" E

                       then to      2˚ 36΄ 26.7222" S     152˚ 00΄ 37.7219" E

                       then to      2˚ 36΄ 30.6035" S     152˚ 00΄ 44.5937" E

                       then to      2˚ 36΄ 41.4078" S     152˚ 01΄ 20.6950" E

                       then to      2˚ 38΄ 09.3200" S     152˚ 01΄ 43.3186" E

                       then to      2˚ 38΄ 57.9380" S     152˚ 01΄ 20.6165" E

                       then to      2˚ 39΄ 34.1136" S     152˚ 01΄ 07.5247" E

                       then to      2˚ 39΄ 56.3371" S     152˚ 00΄ 13.8167" E

                       then to      2˚ 39΄ 41.5771" S     151˚ 58΄ 59.5071" E

being the point of commencement.

Comprising a total area of 2560 hectares.

SCHEDULE 2

Proposals

1.       As set out in the attached Development Proposal letter of 9th September 1996.

[NORD RESOURCES (PACIFIC) LETTERHEAD]

9th September 1996

Mr. Robin Moaina
Secretary
Department of Mining and Petroleum
Private Mail Bag
Port Moresby 121 NCD
Papua New Guinea

Dear Secretary

Re:  Proposal for Development of Oxide Gold Ore at Simberi Island

Nord Australex Nominees (PNG) Pty Ltd hereby submits a Proposal for Development of the Simberi Oxide Gold Project.  The Proposal for Development consists of a four volume Feasibility Study and an Environmental Plan containing twelve sections, covering both the physical and socio-economic aspects of the proposed project.

Vol. 1	Project Summary, in two sections; the executive summary, and the project summary including financial analysis.
Vol. 2	Sections 1 to 4 consisting of; introduction, project overview, geology, and mining.
Vol. 3	Sections 5 to 12 consisting of, metallurgy, process plant, support facilities and service, environmental, project implementations, operations, capital cost estimate, and operating cost estimate.
Vol. 4	Appendix 1	Exploration License No. 609
	Appendix 2	Geology
	Appendix 3	Mining
	Appendix 4	Metallurgical Testwork
	Appendix 5	Engineering Drawings
	Appendix 6	Equipment Lists
	Appendix 7	Engineering Support Data
	Appendix 8	Geotechnical Reports
	Appendix 9	Infrastructure Reports
	Appendix 10	Environmental
	Appendix 11	Operating Cost Details
	Appendix 12	Capital Cost Details

The Environmental Plan contains 12 sections:

Section 1.     Introduction

Section 2.     Purpose of the development.

Section 3.     Viability of the proposed development.

Section 4.     Description of the proposed development.

Section 5.     Development timetable.

Section 6.     Description of the existing environment.

Section 7.     Environmental investigations.

Section 8.     Environmental impacts and safeguards.

Section 9.     Energy balance.

Section 10.   Environmental management and monitoring.

Section 11.   References.

Section 12.   Team study and acknowledgments.

It is proposed as part of the development a 1,000m Class "Y" airstrip be constructed on Pikung plantation.  Nord will allow this facility to be used by third party carriers who meet all PNG aviation regulations, however, no support facilities, viz aviation fuel will be provided by Nord for third party carriers.

It is planned to construct a wharf at Pigiput Bay capable of accommodating ships with up to 4.5 metre draft.  This facility will be available to the public at suitable times with prior arrangement with Nord, for loading and unloading, but not for moorage.  Cranage will normally be unavailable to the public.

It is planned to continue exploration and evaluation of any sulphide resources which may be identified within the mining lease for future development if proven to be economic.

Nord undertakes to comply with the provisions of the development proposal as substantially as possible.  Any minor and inconsequential variations (whether intended or not) will be ignored.  If a capacity or rate referred to in the Feasibility Study is substantially achieved or exceeded, the Proposal will have been fulfilled.

Consultation with relevant provincial and local leaders has been ongoing, and Nord expects to conclude a Compensation Agreement and a M.O.A. within the next two months.  Nord intends also, to comply as substantially as possible with the provisions of the registered Compensation Agreement and the M.O.A. in respect of its obligations and commitments under those Agreements.

An application for the grant of a mining lease is being submitted to enable the proposed development to proceed.  Your department's assistance is sought in processing the application through the statutory procedures so that the Minister may eventually "approve the proposals and grant the application" as per Section 43(5) of the Mining Act.

Yours sincerely

Mark Welch
Vice President

[LETTERHEAD]

OFFICE OF THE MINISTER

MINISTRY OF MINING AND PETROLEUM

3rd December 1996

Simberi Gold Company Pty Ltd
Level 15, 3 Spring St.
SYDNEY
N.S.W.  2000
Australia

Dear Sir

RE:     SIMBERI OXIDE PROJECT

I am pleased to advise that under Section 43(5) of the Mining Act 1992, I approve the Proposal for Development for the Simberi Oxide Project as submitted by you on the 9th September 1996 subject to the conditions set out in Appendix A.

Yours faithfully,

HON. JOHN GIHENO, CMG., MP
Minister for Mining and Petroleum

APPENDIX A

Conditions to the Approved Proposals

1.            By the 31st December 1998, the Lessee shall have commenced the production of gold.

2.            The Lessee shall provide an alternative water supply to any village or hamlet whose normal water supply is impacted by the development.  The alternative water supply shall be provided before any adverse impact occurs to the existing water supply.

3.            The Lessee shall maintain all drainage channels draining from the areas affected by mining which pass through villages in a state which minimises flood impacts on village areas.

ANNEXURE D

DISCLOSURE REGARDING MINING LEASE PURSUANT TO CLAUSE 1.4(C)

The following line items pertain to costs in arrears associated with the Mining Lease or other indirect activities associated with the Mining Lease and the people of Simberi Island.

1. Mining Lease rent, due PNG Government	Kina 102,400	approx. US $24,000
2. Special Community Assistance	Kina 9,000	approx. US $ 2,100
3. Land Compensation due landowners	Kina 19,226	approx. US $ 4,500
4. Dozer rental payments due Simberi Landowners	Kina 22,715	approx. US $ 4,600
5. Water extraction and discharge permits arrears	Kina 32,512	approx. US $ 7,500

A total of 5 permits have been issued.  Annual cost has been K8128/annum.  The licensees expired in November 2002 at the end of their term, but the PNG Gov't has advised Nord Pacific that there will be no problems re-applying for the licenses and that these licenses will be renewed.  The National Parliament has just past a new Act which now allows the term of the water licenses to run concurrent with the term of the Mining Lease.  The regulations are being formulated at this time.

6. Miscellaneous costs, most less than Kina 1000 each

Each of the line items shown above (except for the water licenses) have been included in the Budget attached to the Letter Agreement dated 20 September 2002.

Future costs for line items above for 2003 have been provided for in the Letter Agreement budget.

ANNEXURE E

DISCLOSURE REGARDING EXPLORATION LICENSE PURSUANT TO CLAUSE 1.4(C)

The following line items pertain to costs in arrears associated with the Exploration License

1. Exploration License rent, due PNG Gov't	Kina 33,844	approx US $8,000
2. Miscellaneous costs, most less than	Kina 1,000

Each of the line items shown above have been included in the Budget attached to the Letter Agreement dated 20 September 2002.

It should be noted that there is a minimum expenditure of K103,500 per annum on the EL.  The EL is renewable every two years, and is current through May 2003.

ANNEXURE F
MINING EARN IN BUDGET

[NOT FILED]

ANNEXURE G
INITIAL MINING JOINT VENTURE PROPERTY

Part 1          THE MINING TENEMENT

MINING LEASE NO. 136

Part 2          LEASEHOLD LAND

  State Lease Volume 96, Folio 175 ("Pikung plantation")

  Agricultural Lease Volume 29, Folio 240 ("Pikung plantation")

Part 3          PLANT AND EQUIPMENT

   Office

  Shower and toilet blocks

  Accommodation blocks

  Power plant shed

  Sample preparation and storage sheds

  D65 bulldozer

  Miscellaneous generators and equipment

Part 4          AGREEMENTS, LICENSES AND APPROVALS

  Memorandum of Agreement ("MOA") between the National Government, the Provincial Government, the Mining Area Landowners and the people of the Tabar Islands

  Environmental Plan

  Environmental Management and Monitoring Program ("EMMP")

  Compensation Agreement between SGC and the traditional Landowners

  Water Use Permits

ANNEXURE H

SIMBERI MINING JOINT VENTURE

CHARGEE'S PRIORITY DEED

THIS DEED made the __________________ day of _______________ 2002

BETWEEN

* of * ("`the Chargor"); AND

* of * ("the Special Chargee"); AND

* of * ("the Cross Charge")

WHEREAS:

A       The Chargor and the Cross Chargees are the current parties to the Joint Venture Agreement defined below.

B.      Under the terms of the Joint Venture Agreement, certain payments are to be made from time to time by each Party to meet such Party's obligations under or liabilities incurred pursuant to the Joint Venture Agreement.

C.      It is a further term of the Joint Venture Agreement that each Party shall enter into a Deed of Cross Charge for the purpose of securing the obligations of that Party to make such payments.

D.      Each Party has executed a Cross Charge in favour of all of the other Parties.

E.       The Chargor proposes to charge in favour of the Chargee the whole or a specified part of its Participating Interest.

NOW THIS DEED WITNESSES and it is hereby covenanted and agreed and declared as follows:

Part 1

Definitions and Interpretation

1.1         In this Deed unless otherwise provided or unless there is something in the subject or context inconsistent therewith the expressions following (whether appearing with or without capital letters) shall have the meanings hereinafter respectively assigned to them:

"Appointee" in relation to the Special Chargee means any receiver or receiver and manager appointed under the Special Charge or any person claiming through or under the Special Chargee or any receiver and manager.

"Cross Charge" means each Cross Charge given by the Chargor.

"Cross Chargees" means the Parties from time to time which have the benefit as chargees under the Cross Charge.

"Joint Venture Agreement" means a document entitled "Simberi Mining Joint Venture Agreement" dated the day of between Simberi Gold Company Limited and PGM Ventures (PNG) Limited.

"Joint Venture Documents" means the Joint Venture Agreement and all documents executed pursuant to the Joint Venture Agreement.

"Power of Sale" in relation to the Special Chargee means the power of sale (if any) conferred by the Special Charge.

"Special Charge" means each and every charge or encumbrance granted by the Chargor to a third party chargee over the whole or any part of its Participating Interest and any other property the subject of the Cross Charge from time to time and whether or not such charge or encumbrance also includes any other property of the Chargor.

1.2         Expressions where used in this Deed including its recitals shall have the meanings given to them in the Joint Venture Agreement or the Cross Charge.

Part 2

2.1         The Special Chargee hereby acknowledges to and agrees with the Cross Chargees that as between each of the Cross Chargees and the Special Chargee:

(a)          the order of priorities in point of security shall be:

Firstly:          the security constituted by the Cross Charge, and

Secondly:      the security constituted by the Special Charges.

(b)         the Special Charge and the rights and remedies conferred thereby are subject and subordinate to all of the rights and remedies of the Parties under the Joint Venture Agreement and the Cross Charge.

(c)          the Special Charge shall be subject to and shall rank subsequent in priority for all purposes to the Cross Charge in respect of all assets of the Chargor charged from time to time under the Cross Charge, and

(d)         the Special Charge is hereby postponed to the rights of the Cross Chargees under the Cross Charge in respect to all assets of the Chargor charged from time to time under the Cross Charge.

2.2         The provisions of this Part shall apply notwithstanding:

(a)          the respective dates or execution or registration of the Cross Charge and the Special Charge.

(b)         anything contained in any of the Cross Charge or the Special Charge or the order in which any moneys secured by the said documents or any of them are advanced or become payable, or

(c)          any other matter or thing whatsoever or any rule of law or equity to the contrary.

Part 3

Covenants of Special Chargee

3.1         The Special Chargee hereby covenants with each of the Cross Chargees that so long as the Chargor shall be a Party to the Joint Venture Agreement:

(a)          in exercise of its rights under the Special Charge, the Special Chargee and its Appointees shall not sell a constituent part or parts of the Chargor's Participating Interest but only the whole or a fractional part of that Participating Interest;

(b)         in exercising the Special Chargee's power of sale, the Special Chargee and its Appointees shall ensure that it shall be a condition of that sale that the purchaser:

i.             shall first entered into a deed with the other Parties, in a form reasonably acceptable to the outer Parties, agreeing to observe, perform, comply with and be bound by all of the obligations and liabilities of the Chargor under the Joint Venture Documents;

ii.            shall within TEN (10) days after the completion of such sale duly register or record a Cross Charge in those jurisdictions as may be required by law to perfect the security thereby given.

(c)          the Special Chargee and its Appointees shall not partition or seek to partition whether by order of court or otherwise any Joint Venture Property whether real or personal.

(d)         the Special Chargee and its Appointees shall not without the prior consent of all Parties, waiver, release, surrender or forfeit the whole or any part of the property the subject of the Special Charge.

(e)          any time the Special Chargee may act in exercise of a power conferred upon it by the Special Charge consequent upon a default thereunder by the Chargor, it shall forthwith notify each Cross Chargee specifying, the event of default and the action taken;

(f)           in exercising its power of sale, the Special Chargee and its Appointees may only sell and may not otherwise deal with or dispose of property the subject of the Special Charge;

(g)          it shall be a term of the Special Charge that the foregoing covenants are included therein in substantially the same form and to the same effect.

Part 4

Proceeds of Sale Derived by Special Chargee

4.1         In exercise of its power of sale, the Special Chargee and its Appointees shall pay from the proceeds of such sale to the Manager for the account of the Cross Chargees all amounts due and payable under the Joint Venture Agreement by the Chargor, or if such amounts have been paid on behalf of the Chargor by any Cross Chargee, shall reimburse such Cross Charge the amount so paid together with any interest thereon which is payable by the Chargor under the terms of the Joint Venture Agreement.

4.2         To the extent of such payment the Special Charge shall be subrogated to the rights of the Cross Chargee and the Manager in respect thereof.

Part 5

Undertakings of Cross Chargees

5.1         Each of the Cross Chargees covenants with the Special Chargee that it will not enforce or seek to enforce the Cross Charge until TWENTY ONE (21) days after the Special Chargee has received 14 days' notice of their intention to do so.

Part 6

Assignment

6.1         The Special Charge covenants with the Cross Charges that it will not assign or transfer or otherwise deal with any of its rights to the security constituted by the Special Charge unless the assignment transfer or dealing is made expressly subject to the terms of this Deed and the assignee or transferee binds itself to the satisfaction of the Cross Chargees in substantially the same manner as the assignor or transferor under this Deed is bound.

6.2         Each of the Cross Chargees covenants with each other and with the Special Chargee that it will not assign or transfer or otherwise deal with any of its right to the security constituted by the Cross Charge unless the assignment, transfer or dealing is made expressly subject to the terms of this Deed and the assignee or transferee binds itself to the satisfaction of each of the other Cross Chargees and the Special Chargee in substantially the same manner as the assignor or transferor under this Deed is bound.

Part 7

General

7.1         Any notice given in connection with this Agreement shall be:

(a)          delivered by hand, or

(b)         sent by prepaid registered post; or

(c)          sent by prepaid telegram or cablegram; or

(d)         sent by telex or facsimile (if the intended recipient has its own telex or facsimile receiver).

7.2         Notices to a party shall be addressed in accordance with such postal, telex or facsimile particulars as may be notified by that party from time to time.

7.3         A notice shall be deemed to have been duly given if:

(a)          delivered on the date of delivery;

(b)         sent by post, 4 days after posting;

(c)          sent by telegram or cablegram on the day following the day on which the text of the notice is given to the post office for transmission.

7.4         This Agreement constitutes the entire contract and supersedes all other agreements and understanding between the parties with regard to the matters dealt with in this Agreement and no representations, terms, conditions or warranties not contained in this Agreement shall be binding on the parties.

7.5         No agreement varying, adding to, deleting from or canceling this Agreement, shall be effective unless reduced to writing and signed by or on behalf of the parties.

7.6         No indulgence granted by a party shall constitute a waiver of any of that party's rights under this Agreement; accordingly, that party shall to be precluded, as a consequence of having granted such indulgence, from exercising any rights against the other which may have arisen in the past or which may arise in the future.

7.7         The provisions of this Agreement shall enure for the benefit of and be binding upon the parties and their respective successors and permitted assigns.

7.8         This Agreement shall be governed and interpreted in accordance with the laws from time to time in force in the State of New South Wales.  The parties submit to the jurisdiction of the Courts of New South Wales.

7.9         The costs and incidentals to the preparation of this Agreement including stamp duty shall be paid by the Chargor.

IN WITNESS whereof, the patties hereto have executed this Deed the day and year first hereinbefore written.

ANNEXURE I

CROSS CHARGE